UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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WEC Energy Group, Inc.

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NOTICE OF 2023 ANNUAL MEETING
AND PROXY STATEMENT

P-1

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WEC Energy Group	P-2	2023 Proxy Statement

Dear Fellow Stockholders

On behalf of our Board of Directors, I cordially invite you to attend WEC Energy Group’s Annual Meeting of Stockholders. We look forward to hosting this year’s meeting in virtual format.

Throughout the year 2022, our Board of Directors and management team maintained a clear focus on the fundamentals of our business — delivering an exceptional year on virtually every meaningful measure.

Below are several highlights that demonstrate our commitment to grow long-term shareholder value, pursue a clean energy future, support our employees and communities, and ensure the diversity and quality of our Board of Directors.

Financial Performance

•	Achieved record net income and record earnings per share.
•	Returned more cash to stockholders than in any other year in company history.
•	Declared a 7.2 percent increase in our dividend in January of 2023 — the twentieth consecutive year of dividend increases for our stockholders.
•	Developed the largest five-year capital investment plan in the Company’s history.

Environmental Stewardship

•	Made significant progress on our energy transition, including regulatory approval of our first two renewable projects utilizing solar panels and batteries.
•	Partnered with the Electric Power Research Institute to lead a pilot program — one of the first of its kind in the world — to test hydrogen as a fuel source for power generation.
•	Received approval for a renewable natural gas pilot program, with contracts in place to connect our natural gas distribution network to local dairy farms.
•	Published the third edition of our climate report, which details our clean energy strategy while continuing to serve our customers affordably and reliably.

Social Initiatives

•	Achieved the best employee safety record since our Company doubled its size through a major acquisition in 2015.
•	Contributed through our charitable organizations more than $20 million to worthy organizations across our service areas. Our major focus areas continue to be: education, community and neighborhood development, arts and culture, and the environment.
•	Published the Company’s first Supplier Diversity Economic Impact Report, demonstrating the catalytic impact of our supplier diversity programs.

Responsible Governance

•	Achieved a seamless transition to a new CEO, and completed 2022 with the most diverse senior leadership team in Company history.
•	Appointed five new independent directors since 2019 — adding broad experience and overall diversity to an engaged and effective board.
•	Extended our track record of strong linkage between pay and performance, with challenging financial and ESG metrics in our incentive compensation program. Received 94.2 percent support from shareholders for our executive compensation program at the 2022 annual meeting.

We ask for your support of the four proposals requiring a vote at this year’s meeting. And, as always, we welcome your continued engagement. Thank you for your confidence in WEC Energy Group.

Gale E. Klappa
Executive Chairman

WEC Energy Group	P-3	2023 Proxy Statement

Notice of 2023 Annual Meeting of Stockholders

Date and Time

Thursday, May 4, 2023 at 1:30 p.m., Central time

Location

WEC Energy Group will hold a virtual annual stockholders meeting, held exclusively online at www.meetnow.global/MPNLAWV. Access to the meeting begins at 1:15 p.m., Central time.

Items to be voted

1.   Election of 12 directors for terms expiring in 2024.

2.   Ratification of Deloitte & Touche LLP as independent auditors for 2023.

3.   Advisory vote to establish the frequency of “say-on-pay” vote.

4.   Advisory vote to approve compensation of the named executive officers.

In addition, we will consider and act upon any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How to attend the 2023 Annual Meeting

This year’s Annual Meeting will take place entirely online. If you would like to participate in the meeting, including voting, submitting a question, or examining our list of stockholders, you will need to visit our meeting site, located at www.meetnow.global/MPNLAWV, and enter your control number. Consistent with our prior virtual meetings, we will offer stockholder rights and participation opportunities during the meeting that are similar to our past in-person annual meetings.

Registered Stockholders. If your shares are registered in your name, your 15-digit control number was included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials.

Beneficial Owners. If you own shares in “street name” (that is, through a broker, bank or other nominee), you must register in advance to obtain a control number. For more information, see Annual Meeting Attendance and Voting Information, which begins on P-74.

Your vote is very important to us. We urge you to review the proxy statement carefully and exercise your right to vote. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible using one of the voting methods outlined in this notice. If you vote in advance, you are still entitled to vote at the Annual Meeting, which would have the effect of revoking any prior votes.

Voting methods

Use the Internet

Vote shares online.
See page P-75.

Mobile Device

Scan this QR code.

Call Toll-Free

In the U.S. or Canada call
1-800-652-8683.

Mail your Proxy Card

Follow the instructions on your voting form.

Record Date

Stockholders of record as of close of business on February 23, 2023 (Record Date), will be entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.

On or about March 23, 2023, the Proxy Statement and 2022 Annual Report are being mailed or made available online to stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2023: The Proxy Statement and 2022 Annual Report are available at www.envisionreports.com/WEC.

Margaret C. Kelsey

Executive Vice President, General Counsel and Corporate Secretary

March 23, 2023

WEC Energy Group	P-4	2023 Proxy Statement

WEC Energy Group	P-5	2023 Proxy Statement

Forward-Looking Statements

The statements contained in this proxy statement about our future performance, including, without limitation, future financial and operational results, strategic initiatives, execution of our capital plan, emissions reduction goals and all other statements that are not purely historical, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the Securities and Exchange Commission (“SEC”). These reports address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this proxy statement. Except as may be required by law, we disclaim any obligation to publicly update or revise any forward-looking statements.

Other reports and website references. In this proxy statement we identify certain reports, including our climate report, and materials that are available on or through our website. These reports and the information contained on, or available through WEC Energy Group’s website, are not “soliciting material,” are not deemed filed with the SEC, and are not, nor shall they be deemed to be, incorporated by reference.

Proxy Summary

This summary highlights selected information related to items to be voted on at the annual meeting of stockholders. This summary does not contain all of the information that you should consider when deciding how to vote. Please read the entire proxy statement before voting. Additional information regarding WEC Energy Group, Inc.’s (the “Company” or “WEC Energy Group”) 2022 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2022.

The 2023 Annual Meeting of Stockholders will be a virtual-only meeting via live webcast. There will not be a physical meeting location. Stockholders are encouraged to participate online by logging into www.meetnow.global/MPNLAWV where you will be able to listen to the meeting live, submit questions and vote your shares. Please see page P-74 for more information.

Voting Matters and Recommendations

The following proposals are scheduled to be presented at our upcoming 2023 Annual Meeting of Stockholders:

	Item to be Voted on	Board’s recommendation	Page
Proposal 1	Election of 12 Directors, each for a one-year term expiring in 2024	FOR each nominee	P-12
Proposal 2	Ratification of Deloitte & Touche LLP as independent auditors for 2023	FOR	P-38
Proposal 3	Advisory vote to establish the frequency of “say-on-pay” vote	FOR every year	P-41
Proposal 4	Advisory vote to approve executive compensation of the named executive officers	FOR	P-42

WEC Energy Group	P-6	2023 Proxy Statement

An Energy Industry Leader

WEC Energy Group is a leading Midwest electric and natural gas holding company with subsidiaries serving 4.6 million customers in Wisconsin, Illinois, Michigan and Minnesota. We also maintain majority ownership in American Transmission Company LLC, a for-profit electric transmission company regulated by FERC and certain state regulatory commissions. In addition, as part of our non-utility energy infrastructure segment, we own majority interests in a growing fleet of renewable generation facilities outside our regulated footprint. Our 7,000 employees are focused on providing affordable, reliable and clean energy for a sustainable future.

WEC Energy Group	P-7	2023 Proxy Statement

Our 2022 Performance Highlights

Throughout 2022, the Company remained steadfast in executing its fundamentals — safety, reliability, customer satisfaction, financial discipline and environmental stewardship — and ended the year having achieved solid financial and operational results, while delivering continued long-term value for stockholders and customers.

Business Highlights / Awards and Recognition	Financial Highlights

Made significant progress on the clean energy transition and our capital plan — the ESG Progress Plan.

•    The Public Service Commission of Wisconsin approved WEC Energy Group’s purchase of 90% of both the Paris and Darien solar-battery parks. These projects are under development and planned to provide approximately 570 megawatts of total capacity in solar energy and battery storage.

•    We signed our first four contracts for renewable natural gas, which is expected to enter our natural gas distribution system in 2023. Local dairy farms will supply methane that would otherwise have gone to waste, replacing a portion of conventional fossil-based natural gas.

•    We continued work on projects to ensure reliable service, including the construction of liquefied natural gas storage facilities and highly efficient natural gas generation using reciprocating internal combustion engines.

Led a pilot program — the first of its kind in the world — to test hydrogen as a fuel source for power generation, in partnership with the Electric Power Research Institute (“EPRI”).

Strengthened the diversity of our leadership team — ended 2022 with the most diverse senior leadership team in company history.

Spent $299 million with certified minority-, women-, veteran- or service-disabled-owned businesses.

Included as a constituent of FTSE Russell’s FTSE4Good Index Series, which is made up of companies that reflect strong environmental, social and governance practices.

Recognized by the Wisconsin Department of Workforce Development with the Vets Ready Employer Initiative Award for supporting veterans in the workforce and the community.

Employees received multiple Technology Transfer Awards from EPRI for achievements in research and development.

Peoples Gas was presented with the Midwest Energy Efficiency Alliance’s Inspiring Efficiency Award in recognition of an innovative partnership with Chicago Public Schools.

Finished in first place overall in the E Source Large Business Customer Satisfaction Study.

Received recognition in Escalent’s 2022 Cogent Syndicated Utility Trusted Brand & Customer Engagement studies:

•    Wisconsin Public Service Corporation (“WPS”) was recognized as a ‘Customer Champion’ and ‘Most Trusted Brand’ in the residential study.

•    Peoples Gas and WPS were named ‘Environmental Champions’ in the residential study.

•    In the business study, We Energies was recognized as a ‘Business Customer Champion’.

$1.4 billion

record net income

$4.45 record earnings per share, on a diluted basis

7% dividend growth

$918 million

cash returned to stockholders

19 consecutive years
raising the dividend (2004-2022)

80 consecutive years
of delivering quarterly dividends (1942-2022)

WEC Energy Group	P-8	2023 Proxy Statement

How our Compensation Program Supports our Business Strategy

An important aspect of the Board’s oversight responsibilities is to hold the executive management team accountable to achieving the Company’s goals and objectives, and reward them appropriately when they do. This includes oversight of executive compensation.

Since 2004, our executive compensation program has included metrics that link a substantial portion of executive pay to achieving financial, operational and social targets tied to our business fundamentals. These targets are linked to key objectives that underpin the company’s sustainability.

Social Matters

Incentive targets associated with operational and social goals are tied to strategic priorities, which include, among other things, a focus on employee safety, customer satisfaction, and workforce and supplier diversity.

Environmental Matters

Delivering a cleaner energy future to our customers while maintaining affordability and reliability, is one of our core responsibilities and a major focus of our capital plan. Rather than attempting to create unique metrics associated with long-term climate goals, the Compensation Committee assesses management’s performance against environmental goals through the execution of its capital plan. Management annually refreshes the capital plan, discusses it with the Board, including a preview of anticipated capital spending over five years, and then publicly discloses its plan during the fourth quarter each year.

The Company’s ability to fund its substantial capital plan without issuing additional equity has been directly linked with the Company’s ability to consistently deliver on its financial plan, including meeting the targets associated with the financial metrics used in the Company’s compensation program. These financial metrics are key performance indicators underlying our executives’ incentive compensation.

Our Efficiency, Sustainability and Growth Progress Plan

In November 2022, the Company announced its 2023-2027 capital plan, referred to as our ESG Progress Plan, which details planned significant investments in low- and no-carbon generation and modernization of the Company’s electric and natural gas infrastructure aimed at helping to reduce the emission of greenhouse gases (carbon and methane). These investments are the building blocks for the Company’s carbon dioxide emission reduction goals from our electric generation — 60% below 2005 levels by the end of 2025, 80% below 2005 levels by the end of 2030, and net carbon neutral by 2050. The plan also supports the Company’s goal to achieve net-zero methane emissions from natural gas distribution lines in its network by the end of 2030.

WEC Energy Group	P-9	2023 Proxy Statement

Governance Highlights

Accountability to our stockholders is critical to our long-term success. We routinely evaluate and enhance our governance practices to maintain alignment with evolving best practices. Highlights of our governance framework and matters with which the Board was involved during 2022 are noted below.

Governance Framework

Board Independence/Composition

•  10 of 12 director nominees are independent

•  Independent Lead Director with defined duties, elected by other independent directors

•  Independent Audit, Compensation, Finance and Governance Committees

•  Opportunity for executive sessions at every board and committee meeting

•  50% of Board nominees are diverse by gender or race/ethnicity

Board Oversight

•  Short- and long-term strategy and major strategic initiatives

•  Leadership succession planning

•  Code of Business Conduct

•  Corporate sustainability, including risks and opportunities created by climate change

•  Regular reporting from Board committees on specific risk oversight responsibilities

Board and Committee Practices

•  Separate Chairman and CEO

•  Ongoing Board refreshment

•  Annual Board and committee evaluations

•  Strategy and risk oversight discussion at every regular Board meeting

•  Ongoing education programs by internal and third-party experts

•  Stock ownership requirements for directors and executives

•  Recoupment (“clawback”) policy for executive compensation

•  Director service on public boards limited to 4 companies

•  CEOs of public companies limited to director service at 2 public companies

Stockholder Rights

•  Annual election of all directors

•  Majority voting standard for uncontested elections

•  One-share, one-vote standard

•  Proxy access and special meeting provisions in bylaws

•  Annual “say-on-pay” advisory vote

Oversight of 2022 Strategic Initiatives

The Board is actively engaged in the oversight of the Company’s strategy, providing advice and counsel as warranted and holding management accountable for making sound decisions on many important initiatives affecting its stakeholders. Examples during 2022 included:

•  ESG Progress Plan, updated in November 2022, to reflect the Company’s anticipated capital expenditures over five years, allocated across strategies aimed at delivering efficiency, sustainability and growth, while providing transparency to investors

•  Leadership succession plans, including the transition to a new CEO, the leadership transition for the Company’s Illinois regulated utility subsidiaries, and development of emerging leaders across the enterprise

•  Greenhouse gas emissions goals and status, including evaluation of Scope 3 emissions

•  Capital projects, investments and research tied to the execution of the Company’s ESG Progress Plan, including the pilot program to test hydrogen as a fuel source for power generation, and the impact of supply chain disruptions on renewable energy project timelines and costs

•  Company’s enterprise security roadmap and cyber-incident response plan

•  Recessionary impact on the utility industry and trends reshaping the sector

•  Enterprise risk updates, including annual report and quarterly focus areas

•  Federal and state regulatory and government policy matters, including the impact of and opportunities created by the Inflation Reduction Act

2022 Governance Highlights

The Board is committed to ensuring the Company conducts its business with the highest standards of ethics, integrity and transparency. Governance highlights from 2022, which occurred under the Board’s oversight, include:

•  Added 5 new independent directors since 2019

•  Adopted revisions to committee charters to reflect best practices and expanding risk oversight responsibilities

•  Established independent board director fees consistent with market, as recommended by outside advisor

•  Modified two competencies in our board skills matrix to better align with oversight of our areas of focus

•  Received guidance on new and proposed SEC rules, including those related to climate disclosure, universal proxy, pay versus performance, and clawback of executive compensation

•  Launched new format for annual core policy training for the Board of Directors

•  Focused on expanding and enhancing public disclosures of interest to stakeholders:

◦  Issued the Company’s third Climate Report, following the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework

◦  Issued corporate responsibility report in alignment with the Sustainability Accounting Standards Board (“SASB”) industry standards

◦  Published the Company’s consolidated EEO-1 Report

◦  Published an independent assurance statement about the Company’s emissions data prepared by a third-party consulting firm

◦  Issued Supplier Diversity Initiative economic impact report

◦  Enhanced the public disclosure of the Company’s political activities, corporate political donations and lobbying

WEC Energy Group	P-10	2023 Proxy Statement

The Director Nominees at a Glance

The following table provides an overview of the director nominees. Other than Ave M. Bie, who was elected by the Board and began service on January 1, 2023, all of the director nominees were elected at the 2022 Annual Meeting of Stockholders. Additional information regarding our director nominees, including a detailed skills matrix, begins on P-14.

Director Nominees

	Name	Age	Director Since	Independent	Committee Membership: AOC	CC	CG	FC	EC
	**Ave M. Bie** Retired Partner, Quarles	65	2023	●	●				
	**Curt S. Culver** Non-Executive Chairman, MGIC Investment Corporation	70	2004	●			●	Committee Chair	●
	**Danny L. Cunningham** Retired Partner and Chief Risk Officer, Deloitte & Touche LLP	67	2018	●	Committee Chair F				●
	**William M. Farrow III** **Independent Lead Director** Chairman and CEO, Winston and Wolfe LLC	67	2018	●		●	Committee Chair		●
	**Cristina A. Garcia-Thomas** Senior Vice President and Chief Diversity, Equity and Inclusion Officer, Advocate Health	53	2021	●			●		
	**Maria C. Green** Retired Senior Vice President and General Counsel, Ingersoll Rand, plc.	70	2019	●	●			●	
	**Gale E. Klappa** **Executive Chairman of the Board** WEC Energy Group, Inc.	72	2003						Committee Chair
	**Thomas K. Lane** Vice Chairman, Energy Capital Partners LLC	66	2020	●	● F	●			
	**Scott J. Lauber** President and CEO, WEC Energy Group, Inc.	57	2022						
	**Ulice Payne, Jr.** Managing Member, Addison-Clifton LLC	67	2003	●		Committee Chair		●	●
	**Mary Ellen Stanek** Managing Director & Director of Asset Management, Baird Financial Group	66	2012	●				●	
	**Glen E. Tellock** Retired President and Chief Executive Officer, Lakeside Foods, Inc.	61	2022	●	● F				

AOC Audit and Oversight Committee
CC Compensation Committee
CG Corporate Governance Committee
FC Finance Committee
EC Executive Committee

● Member
Committee Chair
F Financial Expert

Nominee Diversity

50%
diverse

33% female directors
No fewer than **3** women directors since 2012

33% racially/ethnically diverse directors
No fewer than **3** directors of color since 2018

Balanced Tenure

Average tenure:
7.5 years
4
6
2

> 10 years
0-4 years
5-10 years

See P-14 for diversity characteristics self-identified by each director.

WEC Energy Group	P-11	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2024

What am I voting on? Stockholders are being asked to elect 12 director nominees each for a one-year term.

Voting Recommendation:

✓ FOR the election of each Director Nominee.

The Board of Directors and Corporate Governance Committee believe the 12 director nominees possess the experience and qualifications necessary to provide effective oversight of the Company and the long-term interests of its stockholders.

WEC Energy Group’s bylaws require each director to be elected annually to hold office for a one-year term. Acting on the recommendation of the Corporate Governance Committee, the Board is recommending the following 12 nominees for election as directors at our annual meeting. Each nominee, if elected, will serve until the 2024 Annual Meeting of Stockholders, or until a successor is duly elected and qualified.

1. Ave M. Bie	5. Cristina A. Garcia-Thomas	9. Scott J. Lauber

2. Curt S. Culver	6. Maria C. Green	10. Ulice Payne, Jr.

3. Danny L. Cunningham	7. Gale E. Klappa	11. Mary Ellen Stanek

4. William M. Farrow III	8. Thomas K. Lane	12. Glen E. Tellock

•	All director nominees currently serve as directors on our Board. Other than Director Bie, who was appointed to our Board effective January 1, 2023, all nominees were elected by our stockholders at our 2022 Annual Meeting of Stockholders, each having received at least 92.91% of the votes cast.
•	All director nominees are independent with the exception of Directors Klappa and Lauber, who are employees of the Company. Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee.
•	This is an uncontested election; therefore, our majority vote standard for election of directors will apply. Under this standard, each director nominee will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the election of directors. Proxies may not be voted for more than 12 persons in the election of directors.

The process through which the Board arrived at these director nominees is the result of the Board’s regular assessment of its composition and its focused attention to ongoing succession planning, as described in the following pages.

WEC Energy Group	P-12	2023 Proxy Statement

BOARD COMPOSITION

The Corporate Governance Committee and the Board evaluate director nominees in light of the Board’s current members, with the goal of recommending nominees with diverse backgrounds and experiences who, together with the current directors, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. Director nominees are evaluated on the basis of certain key attributes, core competencies, diversity, age/tenure, existing time commitments and independence. By following this process, the Board is able to ensure that its director candidates bring a broad range of perspectives and experiences, will effectively contribute to the Board, and will complement the other directors.

The Corporate Governance Committee and the Board determined that the director nominees’ complementary breadth of characteristics are suited to executing the duties of the Board and, when taken together, embody the personal qualities, qualifications, skills, and diversity of background that best serve our Company and its stockholders.

	2023 BOARD OF DIRECTORS — 12 NOMINEES
Gender diversity	Racial/Ethnic diversity	Average age	Average tenure	Independence

33%	33%	65 years	7.5 years	83%

Key Attributes Required of All Directors

The Corporate Governance Committee routinely evaluates the expertise and needs of the Board to determine its proper membership and size. The Board believes that all directors must demonstrate certain key attributes, as noted below.

•  Proven integrity

•  Ability to appraise problems objectively

•  Relevant technological, civic, economic, and/or social/cultural experience

•  Familiarity with domestic and international issues affecting the Company’s business

•  Vision and imagination

• Mature and independent judgment • Ability to evaluate strategic options and risks • Social consciousness • Contribution to the Board’s desired collective diversity

•  Willingness to dedicate sufficient time to board service

•  Sound business experience/acumen

•  Achievement of prominence in career

•  Availability to serve for five years before reaching retirement age of 72 (in the case of new, non-management directors)

Core Competencies

The Board regularly evaluates director qualifications and core competencies in the context of the Board’s oversight of strategic initiatives, financial and operational performance objectives, and material risks. To that end, the Board seeks directors whose collective knowledge, experience and skills provide a broad range of perspectives and leadership expertise in domains particularly relevant to our business including: highly complex and regulated industries, strategic planning, financial strategy, utility/energy industry, technology and security, audit oversight and financial controls, human capital management, corporate governance, sustainability matters (including those associated with climate strategy), public policy, and other areas important to executing the Company’s strategy.

With that in mind, the Corporate Governance Committee and Board have determined that the Board’s composition should consist of candidates that collectively possess a specific set of core competencies, as listed below, in alphabetical order, in order to effectively carry out its oversight function.

• Audit/Financial Planning • CEO/Senior Leadership • Corporate Governance • Financial Strategy/Investment Management/Investor Relations	• Government/Public Policy • Human Capital Management/Exec Comp • Regulated Industry Knowledge • Risk Management and Oversight	• Strategic Planning • Sustainability Matters • Technology and Security • Utility/Energy Industry Experience

During the fourth quarter of 2022, the Corporate Governance Committee and Board evaluated and affirmed this set of competencies. Each director performed a self-assessment of his/her level of knowledge in each skill area using the following 3-point scale: “1” Limited knowledge (e.g., no direct experience, primary exposure comes from Board or Committee reports); “2” Intermediate knowledge (e.g., general managerial/oversight experience or broad exposure as a Board or Committee member); “3” Advanced knowledge (e.g., direct experience; subject matter expert). A summary of the Board’s level of knowledge with respect to each of the core competencies is shown on the following page.

WEC Energy Group	P-13	2023 Proxy Statement

* Diversity characteristics based on information self-identified by each director.

Diversity

Diversity has been a major focus of the Corporate Governance Committee for decades when identifying director nominees. It is committed to actively seeking highly qualified individuals from underrepresented communities as it strives to cast a wide net and recommend candidates who bring unique perspectives to the Board, which contributes to its collective diversity - diversity of knowledge, skills, experiences, thought, gender, race/ethnicity, retirement age and tenure. We believe this diversity improves the overall effectiveness of the Board as it carries out its oversight role.

Age and Tenure

Under the Corporate Governance Guidelines, a non-management director shall not be nominated for election to the Board after attaining the age of 72, unless nominated by the Board for special circumstances. The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the Company and the specific issues it faces doing business in a complex, regulated industry, as well as those directors who bring fresh and varied perspectives, resulting in a Board with a balanced tenure.

WEC Energy Group	P-14	2023 Proxy Statement

Time Commitment

Our Corporate Governance Committee recommends and the Board nominates candidates whom they believe are capable of devoting the time necessary to carefully fulfill their fiduciary duties. The Corporate Governance Committee regularly reviews stockholders’ views on the appropriate number of public company boards on which directors may serve, which the Board takes into consideration each year as it reviews its Corporate Governance Guidelines.

The Corporate Governance Guidelines limit the maximum number of public company boards on which a WEC Energy Group director may serve to four public companies (including our Board), and specify that any public company chief executive officer who serves as a director on our Board may not serve on more than two public company boards (including our Board). Limited exceptions may be made with Corporate Governance Committee approval. All of our director nominees are in compliance.

Independence

Our Corporate Governance Guidelines state that to be independent, the Board should consist of at least a two-thirds majority of independent directors. In order to be deemed independent, the individual must have no material relationship with the Company that would interfere with the exercise of good judgment in carrying out his or her responsibilities as a director.

The independence standards found in our Corporate Governance Guidelines are not only in compliance with the listing standards of the New York Stock Exchange (“NYSE”), but are actually more stringent than the NYSE rules. Our director independence guidelines are located in Appendix A of our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Company’s website at www.wecenergygroup.com/govern/governance.htm.

Prior to initial and annual election, all directors complete a detailed questionnaire that elicits information that is used to ensure compliance with the Board’s and the NYSE’s standards of independence. The Corporate Governance Committee also reviews potential conflicts of interest, including related-party transactions, interlocking directorships, and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Board also considers whether a director’s immediate family members meet the independence criteria outlined in the Corporate Governance Guidelines, as well as whether a director has certain relationships with WEC Energy Group’s affiliates, when determining the director’s independence.

The Board has affirmatively determined that Directors Bie, Culver, Cunningham, Farrow, Garcia-Thomas, Green, Lane, Payne, Stanek, and Tellock are independent. Directors Klappa and Lauber are not independent due to their employment with the Company. J. Kevin Fletcher, the Company’s Chief Executive Officer and President until February 1, 2022, who was a director until that date, was not independent due to his employment with the Company.

Director Stanek

Since 2005, WEC Energy Group has engaged Baird Financial Group (“Baird”) primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. Baird also provides certain related administrative services. The Board reviewed the terms of this engagement, including the $754,451 in fees paid to Baird in 2022 (which are less than one-tenth of 1% of Baird’s total revenue), and Director Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Director Stanek’s independence. Director Stanek is not involved with and does not consult on the contract with or recommendations made by Baird and receives no direct financial benefit from these services. WEC Energy Group management evaluates Baird’s services against market standards for overall quality and value on a regular basis. Neither the Board nor Director Stanek plays a role in the retention of Baird for these services or any related negotiation of commercial terms. In addition, WEC Energy Group’s pension trusts and other benefit accounts do not hold any investments in Baird funds.

WEC Energy Group	P-15	2023 Proxy Statement

SUCCESSION PLANNING AND DIRECTOR NOMINATION PROCESS

Board Succession Planning

Our Board is regularly engaged in rigorous discussions about the Board’s plans for ongoing succession, taking into consideration matters such as: current inventory of director skills and qualifications; diversity, including gender, race/ethnicity, retirement age and tenure; and future competencies needed to support appropriate oversight of the Company’s long-term strategy and related risks and opportunities. These discussions are co-facilitated by the Executive Chairman and Independent Lead Director during the Board’s executive sessions.

During 2022, these discussions took into consideration the Board’s desire to add further utility industry experience, including a deep understanding of risks and opportunities facing utilities, such as those related to climate change, while being mindful of the Board’s goal to return to over 30% female representation.

Guided by the Board’s succession planning discussions, the Corporate Governance Committee, comprised entirely of independent directors, is responsible for identifying and recommending director candidates to our Board for nomination.

Director Nomination Process

The Corporate Governance Committee is responsible for recommending a slate of nominees to the Board for election at each Annual Meeting of Stockholders using the formal process detailed below.

1	Board Succession Planning	2	Identify Candidates	3	Evaluate Candidate Recommendations	4	Meet with Candidates	5	Recommend Candidate Nomination

Develop list of skills and qualifications sought in new directors and evaluate current Board composition		Proposed by stockholders, directors, and/or others		Screen qualifications, assess impact on Board composition, and review independence		Multiple meetings scheduled with the Board Executive Chairman and Independent Lead Director, other members of Corporate Governance Committee, and other members of the Board		Corporate Governance Committee considers feedback and makes recommendation to the Board

1.	Board succession planning. The Corporate Governance Committee facilitates the director recruitment and nomination process through the lens of the Board’s ongoing director succession planning process, as described above. The Corporate Governance Committee seeks to fulfill its duty to stockholders to consistently maintain a Board that is comprised of directors who each embody key attributes, and who, as a group, have the skills and experiences to effectively oversee management’s strategy for operating in a complex industry while performing their fiduciary obligations.

2.	Identify candidates. Candidates for director nomination may be proposed in a number of ways, including by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may retain a third party to identify qualified candidates. No such firm was engaged with respect to the nominees listed in this proxy statement.

The Corporate Governance Committee will consider director candidates recommended by stockholders provided that the stockholders comply with the requirements and procedures set forth in our bylaws. Stockholders may also nominate or recommend director candidates by following the procedures outlined on P-77. No formal stockholder nominations or recommendations for director candidates were received in connection with the 2022 Annual Meeting of Stockholders.

Director Bie was elected to the Board effective January 1, 2023. Director Bie was initially recommended for consideration by the Executive Chairman, following which the Corporate Governance Committee undertook the evaluation process described immediately below.

3.	Evaluate candidate recommendations. The Committee follows an established process for evaluating all director candidates whether recommended by directors, stockholders or others. During this process, the Corporate Governance Committee reviews publicly available information regarding each identified candidate to assess whether that person should be considered further. The Corporate Governance Committee considers whether each individual embodies the key attributes listed above, as well as the person’s qualifications, experience, skills, outside affiliations, age, gender, race and ethnicity. The Committee will utilize third parties if and as needed to assist with these activities.

As part of the evaluation process, the Corporate Governance Committee takes steps to ensure that the pool of director nominees contains the attributes, skills and experiences identified during Board succession planning discussions. If the Corporate Governance Committee determines that a candidate warrants further consideration, the Executive Chairman or another member of the Board of Directors contacts the prospective director.

Generally, if a recommended candidate expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee will seek the Board’s concurrence in moving the candidate forward to the interview stage of the nomination process. Further, it will instruct management to solicit from the candidate information used to review the candidate’s independence as well as assess any potential conflicts of interest or reputational risk.

WEC Energy Group	P-16	2023 Proxy Statement

4.	Meet with candidates. Candidates initially meet with the Executive Chairman, Independent Lead Director and other members of the Corporate Governance Committee. Upon agreement that a candidate has the attributes, skills and other identified factors the Board is seeking for its desired composition, all Board members are provided an opportunity to meet with the candidate and provide feedback to the Corporate Governance Committee.

5.	Recommend candidate nomination. The Corporate Governance Committee will review feedback received from the meetings with the candidates and engage in constructive dialogue, following which it will make a recommendation regarding nomination for the Board’s discussion and final determination.

RESULTS è	Board Refreshment 2019-2023 added 5 independent directors
These new independent directors added since 2019 have brought the following skills, experiences and/or traits to our Board:

—— ADDITIONS ——

Oct. 2019 Maria C. Green	Jan. 2020 Thomas K. Lane	Jan. 2021 Cristina A. Garcia-Thomas	Jan. 2022 Glen E. Tellock	Jan. 2023 Ave M. Bie

All have advanced levels of competency in • Senior Leadership • Strategic Planning • Corporate Governance

Areas and/or attributes of particular focus during recruitment included:

✓  Gender and racial/ethnic diversity

✓  Technology and cyber security knowledge

✓  Experience with sustainability matters, including risks and opportunities of climate change

✓  Human capital management

✓  Audit / financial / risk oversight expertise

✓  Regulated and utility industry background

Included in each director nominee’s biography that follows are career highlights and other public directorships, along with the key qualifications, skills and expertise that we believe each director contributes to the Board. Our Board considered all of these factors, as well as the results of our annual Board evaluation, when deciding to re-nominate these directors.

WEC Energy Group	P-17	2023 Proxy Statement

2023 DIRECTOR NOMINEES FOR ELECTION

The following 12 individuals have been nominated for election to the Board of Directors at the 2023 Annual Meeting of Stockholders. Biographical information for each director nominee is set forth below. Ages are as of January 19, 2023, the date each person was designated as a nominee of the Board for election at the Meeting.

Ave M. Bie	Independent

Age: 65 Director Since: January 1, 2023 Board Committee: Audit and Oversight

Professional Experience

Quarles (formerly known as Quarles & Brady LLP) – Retired Partner, 2005 to 2022. Quarles is a law firm serving a diverse list of domestic and international clients, in both large industrial sectors and small entrepreneurial settings.

Other Public Directorships

None

Director Qualifications

A retired business law, utilities and energy attorney who spent her legal career counseling utilities and independent power producers, Director Bie brings to our Board of Directors extensive industry experience across all aspects of the utility industry, from government relations and permitting to counseling on infrastructure and long-range planning. At the time of her retirement in 2022, she was a partner at the law firm Quarles, where, for over 20 years she focused on developing regulatory strategies to address critical infrastructure and renewable portfolio standards. While at Quarles, she developed the firm’s corporate and social responsibility initiatives, leading the firm’s efforts for five years. Prior to joining Quarles, Director Bie served for seven years as the Chair of the Public Service Commission of Wisconsin, addressing both transmission and generation infrastructure issues, including the review and approval of utility projects. The Board also greatly benefits from the insights Director Bie has gained as the past Chair and current Vice Chair of the board of the New York Independent System Operator, which operates the New York state bulk electricity grid and administers competitive wholesale markets, conducts comprehensive long-term planning and advances the technological and security infrastructure of the electric system serving New York. As a member of our Audit and Oversight Committee, Director Bie applies these experiences, along with her 25 years of leadership roles in utility and regulatory trade groups, to the committee’s risk oversight responsibilities, including those matters pertaining to legal and regulatory risks and compliance, as well as data privacy and cyber security.

Curt S. Culver	Independent

Age: 70 Director Since: 2004 Board Committees: Corporate Governance; Executive; Finance (Chair)

Professional Experience

MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation - Non-Executive Chairman of the Board since 2015. MGIC Investment Corporation is the parent company of Mortgage Guaranty Insurance Corporation, a private mortgage insurance company.

Other Public Directorships

Director of MGIC Investment Corporation since 1999.

Director Qualifications

Having served for 15 years as the CEO of Mortgage Guaranty Insurance Corporation and its parent company, MGIC Investment Corporation, Director Culver brings to our Board of Directors a strong working knowledge of the strategic, operational, financial, and public policy issues facing a large, regulated, publicly-held company headquartered in Milwaukee Wisconsin. His expertise in risk management and oversight is particularly valuable in his service as chair of the Finance Committee, while his insurance industry experience puts him in a position to lead the Committee’s evaluation of the Company’s overall financial risk management program. Director Culver’s broad corporate governance experience, developed from his extensive past and present service on the MGIC boards, as well as those of several highly-visible Milwaukee-area non-profit entities and two private for-profit organizations, is of great value to the Board as it carries out its oversight responsibilities, including the duties of the Corporate Governance Committee, of which he is a member.

WEC Energy Group	P-18	2023 Proxy Statement

Danny L. Cunningham	Independent

Age: 67 Director Since: 2018 Board Committees: Audit and Oversight (Chair); Executive

Professional Experience

Deloitte & Touche LLP - Retired Partner and Chief Risk Officer. Served as Partner, 2002 to 2015, and as Chief Risk Officer, 2012 to January 2016. Deloitte & Touche is an industry-leading audit, consulting, tax, and advisory firm.

Other Public Directorships

Director of Enerpac Tool Group Corp. since 2016.

Director Qualifications

Director Cunningham brings to our Board of Directors more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing and financial services, as well as a deep understanding of the business, economic, compliance, and regulatory environment in which the Company and many of its major customers operate. Director Cunningham applies his strong expertise in financial reporting, accounting, internal controls, and audit functions to his responsibilities as WEC Energy Group’s Audit and Oversight Committee Chair. This experience also contributes great value to the Board as it fulfills its responsibility for oversight of the Company’s accurate preparation of financial statements and disclosures, and compliance with legal and regulatory requirements. Having served as chief risk officer at Deloitte & Touche, Director Cunningham gained insights into the complexities of risk management, and applies this expertise in assessing the effectiveness of the Company’s practices and policies to mitigate enterprise-wide risks. Director Cunningham’s multi-national experience brings the added diversity of a global perspective to the Board as it evaluates its strategic objectives.

William M. Farrow III	Independent Lead Director

Age: 67 Director Since: 2018 Board Committees: Compensation; Corporate Governance (Chair); Executive

Professional Experience

Winston and Wolfe, LLC - Chairman and Chief Executive Officer since 2010. Winston and Wolfe is a privately held technology development and advisory company.

Urban Partnership Bank - Retired President and CEO, 2010 to 2018. UPB provides financial services in moderate income communities located in Chicago, Detroit and Cleveland.

Other Public Directorships

Director of CBOE Global Markets Inc. since 2016.

Director of Echo Global Logistics Inc., May 2017 to November 2021.

Director Qualifications

In serving as WEC Energy Group’s Independent Lead Director and Chair of the Corporate Governance Committee, Director Farrow brings to our Board of Directors over 40 years of senior leadership experience in managing business operations, technology development, enterprise risk, and strategy. His extensive professional experience in the highly regulated banking and financial markets, accompanied by knowledge acquired from his service on the boards of CBOE Global Markets and the Federal Reserve Bank of Chicago, enable him to add significant value to our Board’s oversight of the Company’s financial management strategy. His firsthand experience and perspectives in addressing advances in information technology, as well as the experience he has gained as a board member on the audit committee for CBOE Global Markets and until recently, Echo Global Logistics, is particularly valuable to the Board as WEC Energy Group companies address complex risks, including those associated with protecting operating systems and assets against physical and cyber threats. Having spent his career in Chicago, Director Farrow is also able to provide the Board with economic, social, and public policy insight to conducting business in Chicago, which is further enhanced by the strong relationships he has developed with key leaders while serving on the boards of several highly visible Chicago-area private, not-for-profit and community organizations. This is especially important given the sizable, long-term construction project that is underway by the Company’s largest Illinois utility subsidiary to modernize the natural gas infrastructure in the city of Chicago, which requires ongoing collaboration with city and state government officials and regulatory agencies.

WEC Energy Group	P-19	2023 Proxy Statement

Cristina A. Garcia-Thomas	Independent

Age: 53 Director Since: 2021 Board Committee: Corporate Governance

Professional Experience

Advocate Health (formerly Advocate Aurora Health) - Senior Vice President and Chief Diversity, Equity and Inclusion Officer since December 2022; Chief External Affairs Officer, April 2018 to December 2022; Chief Experience Officer, October 2017 to April 2018; Chief Diversity Officer and Foundation President, September 2014 to October 2017. Advocate Health is a not-for-profit health care system operating across Alabama, Georgia, Illinois, North Carolina, South Carolina and Wisconsin.

Advocate National Center for Health Equity, president since December 2022. Advocate National Center for Health Equity is a nonprofit center innovating strategies for equitable health and health care for all.

Other Public Directorships

None

Director Qualifications

Director Garcia-Thomas brings to our Board of Directors significant leadership experience, particularly in the areas of customer and community relations, and diversity and inclusion. Since joining Advocate Health - the largest employer in the Milwaukee region - in 2011, she has successfully addressed complex business issues in a highly regulated environment. As the Chief External Affairs Officer from 2018 to December 2022, Director Garcia-Thomas was responsible for shaping the overall experience for patients, employees and community partners. She held oversight responsibility for diversity and inclusion, community relations, community health, community programs and the charitable foundation, through which she has utilized and expanded her deep understanding of public policy, social priorities and challenges, and corporate governance. In December 2022, Advocate Aurora Health and Atrium Health merged to form Advocate Health, the fifth-largest non-profit integrated health system in the nation, and Director Garcia-Thomas was appointed to serve as Senior Vice President and Chief Diversity, Equity and Inclusion Officer. She was also appointed President of the newly formed Advocate National Center for Health Equity. Through her executive and civic leadership, Director Garcia-Thomas has established a strong network in the Company’s Wisconsin and Illinois service areas, giving her keen insights into the needs of our customers. She contributes her experience in these areas to her service on our Corporate Governance Committee, and to the Board’s oversight responsibilities and strategic discussions on sustainable value creation, customer care and human capital management.

Maria C. Green	Independent

Age: 70 Director Since: 2019 Board Committees: Audit and Oversight; Finance

Professional Experience

Ingersoll Rand plc - Retired Senior Vice President and General Counsel, 2015 to June 2019. Ingersoll Rand is a diversified industrial manufacturer with market-leading brands serving customers in global commercial, industrial and residential markets.

Other Public Directorships

Director of Tennant Co. since 2019.

Director of Littelfuse Inc. since 2020.

Director of Fathom Digital Manufacturing Corporation since 2021.

Director Qualifications

Director Green brings to our Board of Directors senior leadership experience accumulated during her 35-year career in law and business, including extensive public company experience in strategic planning, acquisitions, enterprise risk management and shareholder relations, from which she provides valuable insights in her service as a member to both our Finance and Audit and Oversight Committees. Director Green has substantial experience with respect to corporate sustainability matters, including oversight responsibility for environmental compliance and corporate responsibility reporting, as well as engagement with investors on these matters. Having served in the role of corporate secretary for several public companies, Director Green’s deep corporate governance experience is of tremendous value to our Board as it carries out its evolving oversight responsibilities. Director Green also contributes valuable insights into the economic, educational and social matters impacting the greater Chicago community, where the Company has two utility subsidiaries. In particular, these insights come from having served for 18 years at Illinois Tool Works, a Fortune 200 global diversified manufacturing company headquartered in the northern suburbs of Chicago, and as a member (and past chairman) of the Chicago Urban League executive committee.

WEC Energy Group	P-20	2023 Proxy Statement

Gale E. Klappa	Executive Chairman

Age: 72 Director Since: 2003 Board Committee: Executive (Chair)

Professional Experience

WEC Energy Group, Inc. - Executive Chairman since February 2019; Chairman of the Board and CEO, 2004 to May 2016 and October 2017 to February 2019; Non-Executive Chairman of the Board, May 2016 to October 2017; President, 2003 to August 2013.

Wisconsin Electric Power Company (subsidiary of WEC Energy Group) - Chairman of the Board, 2004 to May 2016 and January 2018 to February 2019; CEO, 2003 to May 2016 and January 2018 to February 2019; President, 2003 to June 2015.

Director of Wisconsin Electric Power Company, 2003 to May 2016 and January 2018 to present.

Chairman Klappa also serves as a director of several other major subsidiaries of WEC Energy Group.

Other Public Directorships

Director of Associated Banc-Corp since 2016.

Director of Badger Meter, Inc. since 2010. (Planned Retirement: April 2023)

Director Qualifications

Chairman Klappa has more than 45 years of experience working in the public utility industry, including more than 30 at a senior executive level. He first retired as the Company’s CEO in May 2016, at which time he assumed the role of Non-Executive Chairman of the Board. Chairman Klappa again served as the Company’s CEO between October 2017 and February 2019. Prior to joining the Company in 2003, Chairman Klappa served in various executive leadership roles at The Southern Company, a public utility holding company headquartered in the southeastern United States. Under his leadership, WEC Energy Group successfully completed its 2015 acquisition of Integrys Energy Group, which nearly doubled the employee and customer population, and increased the Company’s geographic footprint to four states. With his extensive experience in the business operations and C-suite leadership of publicly regulated utilities, his service as a board member for several other public companies, and his contributions to significant economic development initiatives in southeastern Wisconsin, Chairman Klappa has led our Board with a deep understanding of the financial, operational, and investment decisions and public policy issues facing large public companies. His deep knowledge of the Company’s industry, customers, stockholders, and management team is of great value to our Board.

Thomas K. Lane	Independent

Age: 66 Director Since: 2020 Board Committees: Audit and Oversight; Compensation

Professional Experience

Energy Capital Partners LLC - Vice Chairman since 2017; Partner, 2005 to 2017. Energy Capital Partners is a private equity firm that focuses on investing in power generation, midstream gas, electric transmission and energy and environmental services sectors of North America’s energy infrastructure.

Other Public Directorships

Director of Summit Midstream Partners, LP, 2009 to May 2020.

Director of USD Partners, LP, 2014 to April 2020.

Director Qualifications

Director Lane brings to our Board of Directors more than 30 years of broad financial experience focused within the energy sector, which provides him with a deep understanding of the complexities inherent to delivering strong financial performance in a regulated industry. His experience in this area includes 17 years in the Investment Banking Division at Goldman Sachs where he held senior-level coverage responsibility for electric and gas utilities, independent power companies and midstream energy companies throughout the United States. Director Lane has significant experience in assessing the individual components of the Company’s financial performance and how it relates to the Company’s compensation program, experience he gained over the course of his career, which has been focused within the energy sector, and which is very valuable to his service as a member of our Compensation Committee. Since 2017, Director Lane has served as Vice Chairman of Energy Capital Partners, following 12 years as a partner of the firm. During this tenure, he has held responsibility for establishing and executing the firm’s investment strategies, which include projects encompassing power generation and renewables, as well as midstream and environmental infrastructure. This experience enables him to add significant value to the Board’s oversight of the Company’s long-term growth strategy, as does his substantial experience planning and executing merger and acquisition strategies. Having testified before the House Energy Subcommittee on energy-related matters, Director Lane also brings to our Board an understanding of the formulation of energy policy at the federal government level. His strong financial reporting experience within a regulated industry, combined with his broad understanding of the risks facing the utility sector, provide tremendous value in his service as a member of our Audit and Oversight Committee.

WEC Energy Group	P-21	2023 Proxy Statement

Scott J. Lauber	President and CEO

Age: 57 Director Since: 2022 Board Committee: None

Professional Experience

WEC Energy Group - President and CEO since February 1, 2022; Senior Executive Vice President and Chief Operating Officer from June 2020 to January 31, 2022; Senior Executive Vice President and CFO from October 2019 to June 2020; Senior Executive Vice President, CFO and Treasurer from February 2019 to October 2019; Executive Vice President, CFO and Treasurer from October 2018 to February 2019; Executive Vice President and CFO from April 2016 to October 2018.

Wisconsin Electric Power Company (wholly owned subsidiary of WEC Energy Group) - Chairman of the Board and CEO since February 1, 2022; President since January 1, 2022; Executive Vice President from June 2020 to December 31, 2021; Executive Vice President and CFO from April 2016 to October 2018 and from October 2019 to June 2020; Executive Vice President, CFO and Treasurer from October 2018 to October 2019.

Director of Wisconsin Electric Power Company since April 2016.

Director Lauber also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.

Other Public Directorships

None

Director Qualifications

Director Lauber has more than 30 years of experience working at WEC Energy Group and/or its subsidiaries and has held senior leadership levels for the past 11 years. A certified public accountant, Director Lauber first joined the Company in 1990 and held positions of increasing responsibility in the areas of financial planning and management, accounting, and internal controls. In April 2016, he was named Executive Vice President and Chief Financial Officer for WEC Energy Group, and added the Treasurer responsibilities in October 2018. From there, he advanced through multiple executive leadership positions, including as Executive Vice President and Chief Operating Officer, a position that included oversight responsibility for Information Technology, Enterprise Risk Management, Major Projects, Power Generation, Supply Chain, Supplier Diversity, and WEC Infrastructure and Fuels. Effective February 2022, Director Lauber was named President and Chief Executive Officer of WEC Energy Group and appointed to the Board of Directors. As President and Chief Executive Officer of WEC Energy Group’s major utilities in Wisconsin, Michigan and Minnesota, Director Lauber is directly responsible for business operations in those jurisdictions. With his deep expertise in financial and investment matters, in addition to his extensive knowledge and experience in the broad scope of the Company’s business operations critical to its continuing success as a leading Midwest public utility holding company, Director Lauber contributes substantive insight into the Company’s strategies, objectives, risks and opportunities.

Ulice Payne, Jr.	Independent

Age: 67 Director Since: 2003 Board Committees: Compensation (Chair); Executive; Finance

Professional Experience

Addison-Clifton, LLC - Managing Member since 2004. Addison-Clifton, provides global trade compliance advisory services.

Other Public Directorships

Director of Foot Locker, Inc. since 2016.

Director of Manpower Group since 2007.

Trustee of The Northwestern Mutual Life Insurance Company, 2005 to 2018.

Director Qualifications

Director Payne brings to our Board of Directors strong senior leadership and public service experience within the greater Milwaukee community and State of Wisconsin, having previously served in roles that included the Securities Commissioner for the State of Wisconsin, managing partner of the Milwaukee office of the law firm Foley & Lardner LLP, and president and CEO of the Milwaukee Brewers Baseball Club, Inc. In addition, Director Payne is involved in numerous Milwaukee-area non-profit entities, making him well-positioned to provide the Board with perspective on the economic and social issues affecting the greater Milwaukee area, as well as a broad spectrum of the Company’s customers. As founder and President of Addison-Clifton, LLC, which provides global trade compliance consulting, Director Payne understands the importance of providing clients with exceptional customer service, a focus that is critical to the execution of WEC Energy Group’s strategic initiatives. Director Payne applies his senior leadership, governance and risk management capabilities, and significant managerial, operational, financial and global experiences to his role as chair of our Compensation Committee and as a member of our Finance Committee.

WEC Energy Group	P-22	2023 Proxy Statement

Mary Ellen Stanek	Independent

Age: 66 Director Since: 2012 Board Committee: Finance

Professional Experience

Baird Financial Group - Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.

Baird Advisors - Co-Chief Investment Officer since 2022; Chief Investment Officer 2000 to 2022. Baird Advisors is an institutional fixed income investment advisor.

Baird Funds, Inc. - President since 2000. Baird Funds is a publicly registered investment company.

Other Public Directorships

Trustee of The Northwestern Mutual Life Insurance Company since 2009.

Director Qualifications

Director Stanek, who is a Chartered Financial Analyst, brings to our Board of Directors extensive financial and investment strategy expertise, resulting from over 40 years of investment management experience. As Managing Director and Director of Asset Management of Baird Financial Group, a position she has held since 2000, Director Stanek’s expertise in fixed income investments provides our Board and management with invaluable financial strategy insight relative to WEC Energy Group and its subsidiaries, which customarily issue debt securities as a means of raising capital. As a member of the WEC Energy Group Finance Committee, she also offers valuable perspective on insurance risk matters, having served for 15 years as a director of West Bend Mutual Insurance Company. In addition to her recognition as a prominent business leader in Milwaukee’s financial community, Director Stanek has dedicated significant time to serving on the boards of a large number of Milwaukee-area non-profit organizations, through which she has developed strong relationships with key community leaders and stakeholders. From these experiences, she brings our Board insightful perspectives on issues impacting the culture and viability of today’s workforce, as well as a deep understanding of corporate governance matters.

Glen E. Tellock	Independent

Age: 61 Director Since: 2022 Board Committee: Audit and Oversight

Professional Experience

Lakeside Foods Inc. - Retired President and Chief Executive Officer, May 2016 to June 2021. Lakeside Foods is a privately held, industry-leading international food processing company based in Wisconsin.

The Manitowoc Company, Inc.- Chairman of the Board, February 2009 to October 2015; President and Chief Executive Officer, May 2007 to October 2015. The Manitowoc Company designs, manufactures, markets, and supports construction and commercial food service equipment.

Other Public Directorships

Director of Astec Industries, Inc. since 2006.

Director of Badger Meter, Inc. since 2017.

Director Qualifications

Director Tellock brings to our Board of Directors extensive executive leadership experience, having retired in 2021 as president and CEO of Lakeside Foods, a privately held, international food processor headquartered in Wisconsin. This follows a 24-year career at The Manitowoc Company, a manufacturer of construction and commercial food service equipment, where he served in a variety of leadership roles, including CFO, president and CEO and, ultimately, chairman, president and CEO. He brings to our Board decades of experience throughout which he has developed a deep understanding of audit oversight, financial reporting, risk management, business operations and strategic planning. Mr. Tellock is a certified public accountant with experience serving as an audit manager of a major accounting firm, which contributes to his active service on our Audit and Oversight Committee. He also brings to our Board significant corporate governance experience, having served on numerous non-profit boards dedicated to community causes, as well as public company boards.

WEC Energy Group	P-23	2023 Proxy Statement

Governance

PRIMARY ROLE AND RESPONSIBILITIES OF OUR BOARD

Our Board is responsible for providing oversight with respect to matters of concern to our stockholders. Those responsibilities include, among other things, oversight of (i) the selection of the Chief Executive Officer and ongoing succession planning for senior leadership, (ii) long-term strategy and execution, and (iii) the Company’s risk environment and associated management policies and practices.

Leadership Succession Planning

Company leaders are responsible for developing the talent across the organization through the broadening and deepening of business and leadership knowledge. Succession planning and internal talent development are strategic priorities of the Company and integral components of our approach to human capital management, which includes engagement at all levels of the organization, and with the Board.

The Compensation Committee has primary oversight for executive succession planning and development, and periodically reviews and assesses the Company’s strategies and initiatives relating to human capital management. The Committee regularly reports to and engages with the Board about these matters.

2022 Highlights

Throughout 2022, the Board was actively engaged in oversight of the senior and executive management succession planning process. The Board spent considerable time, particularly during its executive sessions, discussing management’s plans to foster a deep talent bench and plan for senior leadership succession, including development plans to prepare senior leaders for greater responsibilities. The effectiveness of this oversight was particularly apparent in 2022 as the Board achieved a seamless transition to a new Chief Executive Officer and a new President of its Illinois utility subsidiaries, and ended 2022 with the most diverse senior leadership team in Company history.

Oversight of Strategy

The Board believes that a fundamental, collective understanding of the issues facing the Company is imperative to its ability to carry out its strategic oversight responsibilities. Throughout the year, the Board engages in substantive discussions with management about the Company’s strategy. Elements of strategy are discussed within the Board committee meetings and at every regularly scheduled Board meeting. This includes updates from management on the Company’s financial performance and the status of operational and social goals and performance, and the internal and external factors that influence performance and sustainability.

At least annually, the Board engages in significant educational sessions that include briefings and presentations from the Company’s senior leadership team, other members of management, and outside advisors and subject matter experts, including scientists and institutional investors. These sessions help the Board to understand the environment within which the Company operates and the risks and opportunities presented thereby, and inform and shape the Board’s understanding of management’s decision-making, leading to more effective oversight of the Company’s short-, medium- and long-term strategies and operational objectives.

2022 Highlights

The Company closed out 2022 having achieved record net income and record earnings per share, while also returning more cash to stockholders than in any other year in Company history. Significant progress was made on the Company’s continuing energy transition including regulatory approval for its first two solar-battery projects. The Board executed on its succession plan and appointed a new female director effective January 1, 2023, who brings significant knowledge and experience surrounding major risks and opportunities facing the utility sector, including those related to climate change, advancing technology and cyber security.

Oversight of Risk Management

Our Board of Directors is responsible for providing oversight with respect to our major strategic initiatives, which requires ongoing dialogue with our senior management team about opportunities and risks, and the processes through which senior management maintains focus on the organization’s key financial and business objectives, corporate policies, and overall economic, environmental and social performance. Senior management, in turn, is responsible for effectively planning and executing daily operations within a strong risk framework.

With that in mind, the Company has created a framework from which management is able to provide meaningful information to the Board to aid in its oversight responsibility. Included below is a high-level overview of that structure.

Audit Services

As a standing corporate practice, each year, management systematically evaluates the Company’s risk areas. Our Audit Services department conducts an annual enterprise risk assessment, whereby business leaders identify existing, new or emerging issues or changes within their business areas that could have enterprise implications. Risk areas are then mapped to create a cumulative assessment of their significance and likelihood, taking into consideration industry benchmarking information, as appropriate. The mapping also identifies lines of responsibility for managing the risks to ensure accountability and focus.

WEC Energy Group	P-24	2023 Proxy Statement

Enterprise Risk Steering Committee

Chaired by the Chief Executive Officer and consisting of other senior-level management employees, our Enterprise Risk Steering Committee (“ERSC”) regularly reviews the Company’s key risk areas and provides input into the development and implementation of effective compliance and risk management practices. On a bimonthly basis, the ERSC discusses findings of Audit Services’ annual enterprise risk assessment, holds in-depth discussions with members of management on identified subjects, and tracks the status of ongoing progress. The Chief Executive Officer provides the Board with routine updates on the Company’s key risk areas during the Board meetings, including summaries from the bimonthly discussions held by the ERSC.

Climate Risk: Given the significant risks and opportunities associated with climate change, management has created a separate committee under the guidance of the Chief Executive Officer. The Climate Risk Committee, which is a sub-committee of the ERSC, brings together senior-level officers responsible for overall climate-related corporate strategy. This committee meets at least quarterly to review and discuss climate-related goals, risks and opportunities.

Board Committees

To carry out its oversight function, the Board is organized into five standing committees with specific duties and risk-monitoring responsibilities: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. With the exception of the Executive Committee, the Board and each of its committees meet regularly throughout the year, and receive regular briefings prepared by management and outside advisors on specific areas of current and emerging risks to the enterprise, which are identified and monitored through the Company’s enterprise risk management framework, as described above.

The Committees routinely report to the full Board on matters that fall within designated areas of responsibility as described in their charters. Examples of risk monitoring activity that have been designated to the full Board and its committees are shown in the chart below. More information on the committees’ duties and responsibilities begins on page P-32.

Board of Directors

While the Board delegates specified duties to its committees, the Board retains collective responsibility for comprehensive risk oversight, including short- and long-term critical risks that could significantly impact the Company. The Board believes that certain matters should be contemplated by the diverse perspective of its full membership. This includes oversight of environmental, social and governance risks that have the potential to result in significant financial or reputational consequences that could impact the Company’s brand, limit its sustainability or jeopardize its value to stockholders.

As part of the Board’s approach to risk oversight and management, the Chief Executive Officer provides reports to the Board at each Board meeting and routinely calls upon members of the management team to provide detailed reports to the Board in their respective areas of responsibility, including matters of enterprise risk.

Executive Sessions

Executive sessions for the non-management directors are generally held at every regularly scheduled Board and committee meeting, during which directors have direct access to, and meet as desired with, Company representatives to discuss matters of interest, including those related to risk management.

Outside of scheduled meetings, the Board, its committees and individual Board members have full access to executives, senior managers and other key employees, including the Executive Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel, EVP External Affairs, Chief Audit Officer, Compliance Officer, Chief Information Officer and Controller. They are also free to engage as needed with the leaders of our utility companies and our corporate center departments, including customer service, environmental, enterprise security, human resources, investor relations, tax and treasury.

WEC Energy Group	P-25	2023 Proxy Statement

Risk Oversight Responsibilities

The Board believes that its leadership structure, in combination with management’s enterprise risk management program, effectively supports the Board’s risk oversight function.

Board Oversight

• Short- and long-term strategy and strategic initiatives • Risk management processes • Leadership succession planning • Code of Business Conduct		• Mergers and acquisitions • Sustainability matters, including climate and emissions reduction strategies • Regular reporting from Board committees on specific risk oversight responsibilities

Committees

Audit and Oversight	Compensation	Corporate Governance	Finance

•   External Auditor Independence

•   Ethics and Compliance Program

•   Financial Reporting

•   Legal and Regulatory Risks and Compliance, including:

•   Data privacy and security, including cyber, physical and operating technology

•   Electric reliability standards

•   Environmental

•   Government relations, including political spending and lobbying

•   Litigation

	• Compensation Practices and Programs • CEO Performance • Executive Succession Planning • Human Capital Management and Development	• Board Performance • Board Succession Planning • Director Independence • Governance Structure and Practices	• Capital Allocation • Capital Structure and Financings • Employee Retirement and Benefit Plan Assets • Insurance Management

Management Responsibilities

•   Design and operate enterprise risk management program, including risk identification, assessment and prioritization

•   Conduct regular, executive-level committee review of key risk areas with updates to Board

•   Engage with Board and committee chairs on areas of assigned risk oversight

WEC Energy Group	P-26	2023 Proxy Statement

OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT

The Board’s oversight of the Company’s strategic direction includes reviewing with senior management our approach to environmental, social and governance matters. The Board is mindful of management’s responsibility to provide safe, reliable and affordable energy, to preserve the Company’s long-term value and to make decisions that take into account not only the Company’s stockholders, but also the interests of its other stakeholders, including our employees and the well-being of the communities we serve, now and in the future.

Below are some highlights from 2022 that demonstrate the Company’s and the Board’s commitment to ensuring that the Company’s goals and practices are aligned with a strong focus on environmental, social and governance priorities and, ultimately, sustainability. More details on Company performance in key areas are available under “2022 WEC Energy Group Operational Goals and Performance under the Short-Term Performance Plan,” which begins on P-49.

Delivering a clean energy future

ESG Progress Plan: A Road Map for Investment in Efficiency, Sustainability and Growth

In advance of publicly announcing the Company’s five-year (2023-2027) capital plan in November 2022, management reviewed this updated ESG Progress Plan with the Board.

Management and the Board discussed the foundation underlying the $20.1 billion in projected investments over five years that are designed to set the Company on the course to meet its long-term emission reduction targets while also ensuring continued focus on business fundamentals. Those discussions included criteria such as underlying customer preferences and needs, regulatory environment, financial implications, and technological advancements that will influence the trajectory of the plan’s execution, and resulted in the Board’s approval of management’s strategic vision and recommendations.

Supporting our colleagues and communities

Human Capital Management

We strive to make our companies great places to work, with programs for individual development, initiatives to promote our core values of diversity, equity and inclusion, and targeted recruitment as we build the workforce of the future. During 2022, we demonstrated this commitment through many initiatives focused on, among other priorities: employee education; significant support for and leveraging of our nine business resource groups; increasing workforce diversity in our senior leadership; meeting our vigorous health and safety expectations; training and development opportunities for employees at all levels of the organization; our robust talent review and succession planning process that ensures we have a talent pipeline for the future and supporting charitable giving to diverse communities to improve local employment opportunities.

Supplier Diversity

We have had a supplier diversity program under the watchful guidance of senior leadership since 2002. In 2022, we spent $299 million with diverse suppliers, including certified minority-, women-, veteran- and service disabled-owned businesses.

Community Support

Management and the Board have always embraced the Company’s role as a leader in the communities we are privileged to serve. During 2022, our companies and foundations contributed more than $20 million in charitable grants to support nonprofits hard at work helping others.

Upholding strong governance

Board Oversight

Our Board has been deeply engaged in careful succession planning over the past several years, with a clear focus on maintaining a board composition that has the professional experience, core competencies, and diversity to provide effective oversight of the complex matters the Company faces in the highly regulated utility industry. Between 2019 and 2022, five new independent directors have been added to the Board. This has successfully resulted in enhancing the Board’s collective core competencies and oversight expertise in key risk areas including technology and cyber security, enterprise risk, renewable energy investment strategy, corporate sustainability, and diversity, equity and inclusion initiatives, while simultaneously increasing its overall ethnic, racial and gender diversity, and decreasing overall Board tenure. In 2022, the Company launched a formal process of quarterly reporting to the Audit and Oversight Committee on matters relating to political advocacy.

United Nations SDGs

Delivering reliable, affordable energy to our customers, reducing greenhouse gas emissions, and building and maintaining safe, resilient infrastructure are central to our business. These commitments align directly with three of the United Nations Sustainable Development Goals:

WEC Energy Group	P-27	2023 Proxy Statement

Priority Sustainability Issues

In early 2020, the Company partnered with the Electric Power Research Institute (“EPRI”) in a formal assessment process, to identify the sustainability issues that are most important to our Company and its stakeholders, considering both current and potential long-term impacts, as well as input and validation from both internal and external stakeholders. The results of this comprehensive assessment have strengthened our existing commitment to sustainability, and are being used to develop strategies and drive changes to meet and exceed stakeholder expectations and pave the way for the Company’s successful future.

Our Priority Sustainability Issues (alphabetical order)

• Climate strategy • Community engagement • Customer satisfaction • Cybersecurity • Economic development	• Empowered employees • Energy affordability • Energy reliability • Environmental responsibility	• Financial discipline • Government relations • Innovation • Operational performance	• Safety and health • Stakeholder transparency • Strategic governance • Supply chain integrity

Climate Report

Since 2019, the Company has issued climate reports as needed to illustrate its approach to reducing greenhouse gas emissions and to present an analysis of factors that could affect future decision-making. The Company published its third climate report in 2022, including new scenario analysis for the Company’s natural gas utility business, along with further discussion of risks, opportunities and uncertainties across the enterprise. This report was again prepared in conformity with the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”). The Company plans to issue another TCFD-aligned report in 2023.

Independent assurance of climate data

In 2021, the Company engaged an independent, third-party to provide a limited assurance statement regarding the Company’s processes, systems and controls for the collection and analysis of activity data related to its greenhouse gas emissions for years 2005, 2011, 2015 and 2020.

Commitment to reporting transparency

We value the importance our stakeholders place on understanding how we manage risks and opportunities associated with sustaining our enterprise. In addition to engaging directly with stakeholders on environmental and social issues, we are committed to transparent reporting on these matters through a variety of mechanisms, including those noted below. Further, we routinely respond to data verification and survey requests from a substantial number of third-party organizations seeking input regarding our environmental, social and governance-related performance, programs and policies.

• Corporate Responsibility Report • Climate Report • EEI and AGA ESG/Sustainability Reporting Template • Sustainability Accounting Standards Board (“SASB”) industry standards	• CDP responses • EEO-1 reporting • Semiannual disclosure of political activities • Disclosure of Environmental Policy

See the Corporate Responsibility section of our website for more details: www.wecenergygroup.com/csr

WEC Energy Group	P-28	2023 Proxy Statement

STOCKHOLDER ENGAGEMENT

Accountability to stockholders is critical to the Company’s long-term success. We have systems in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders and other key constituents. This ongoing engagement provides valuable insight into how the Company’s practices and policies are externally perceived, shapes the processes used to evaluate goals and expectations, and helps to highlight emerging issues that may affect our governance practices.

Company leaders, including the Executive Chairman, regularly engage with stakeholders to discuss the Company’s business results, strategic direction and governance practices through a year-round engagement program. This provides valuable feedback to management and the Board about our environmental, social and governance practices.

Who we engage Institutional and retail stockholders Industry thought leaders Sustainability-centered coalitions and activists Proxy advisory firms Environmental, social and governance rating firms

Who participates in engagement

Members of the Board

Senior management

Employees from disciplines across the enterprise, including investor relations, legal, environmental, government affairs and corporate affairs

Year-round governance engagement process

Summer

Review results from Annual Meeting of Stockholders

Seek feedback from stockholders on voting decisions

Assess governance and executive compensation practices

Provide Board with feedback and recommendations

Fall

Discuss executive compensation practices and environmental, social and governance topics with investors

Consider enhancements to our practices and disclosures

Share investor feedback and recommendations with Board

Winter

Continue discussions with investors on executive compensation practices and environmental, social and governance topics

Board approves, as needed, changes or enhancements to practices and disclosures

Develop disclosures for the proxy statement

Publish Form 10-K

Spring

Publish Annual Report and Proxy Statement

Hold Annual Meeting of Stockholders

How we engage

Quarterly investor calls, conferences, presentations

Ad hoc in-person and virtual meetings

Participation in industry associations and forums

Timely disclosures filed with the SEC and publication of other significant corporate reports on our website

Process for stockholders to directly correspond with individual directors via the Corporate Secretary

Topics of engagement in 2022

Corporate strategy

Financial and operational performance results

Management succession planning

Board composition and refreshment

Executive compensation metrics and targets

Climate change and decarbonization Human capital management Diversity, equity and inclusion efforts Safety Priority sustainability issues Community engagement and charitable giving

In 2022, we engaged with stockholders representing approximately 30% of the Company’s outstanding common stock about our environmental, social, governance and compensation practices. We also engaged with key constituents across the broader investment community, a sample of which is provided below.

Jan/Feb

4th Quarter and Full Year 2021 Earnings Call

Evercore ISI Utility CEO Conference

Investor meetings hosted by Guggenheim

Morgan Stanley Global Energy and Power Conference

March/April

Bank of America Merrill Lynch Boston Power, Utilities and Clean Energy Conference

Global Listed Infrastructure Organization Conference – Meetings and Chairman Fireside Chat

Atlantic Equities European Investor Meetings

UBS Non-Deal Roadshow

Wolfe Research Non-Deal Roadshow

Scotia Bank Utilities & Renewables Conference

J.P. Morgan Midwest Utilities & Midstream 1x1 Forum

May/June

1st Quarter Earnings Call

American Gas Association Financial Forum Conference

JP Morgan Conference

UBS Kiawah Energy Transition Summit

Evercore ISI investor meetings and plant tours

July/Aug

2nd Quarter Earnings Call

Corporate Responsibility Report published

Climate Report published

Submitted responses to CDP Questionnaire

Investor meetings hosted by: Wells Fargo, Wolfe and Evercore

Sept/Oct

Wolfe Utilities & Energy Conference/Chairman Fireside Chat

Barclay’s CEO Energy-Power Conference

Investor outreach focused on environmental, social and governance topics

Nov/Dec

3rd Quarter Earnings Call

Edison Electric Institute Financial Conference

Wells Fargo Securities Midstream and Utility Symposium

Mizuho Utilities Summit

BMO Growth and ESG Conference

WEC Energy Group	P-29	2023 Proxy Statement

BOARD LEADERSHIP STRUCTURE

Roles of the Chairman and CEO

Consistent with WEC Energy Group’s bylaws and Corporate Governance Guidelines, the Board has discretion to combine and separate the offices of the Chief Executive Officer and Chairman of the Board. The Board believes the current leadership structure of separate CEO and Chairman positions is in the best interests of the Company’s stockholders at this time. This structure allows Mr. Lauber to focus on implementing the Company’s operating plans and leading the day-to-day management of our seven customer-facing utilities, and allows Mr. Klappa to lead the Board in its oversight, advisory and risk management roles, with added leadership responsibility for Company strategy, capital allocation, investor relations and economic development matters.

Independent Lead Director

The independent members of the Board elect the Independent Lead Director, with an expectation that the individual elected will serve in that capacity for three years, subject to continuing election by stockholders in annual director elections. The independent members of the Board may adjust the Independent Lead Director’s length of service in that role, including extending it beyond three years, at their discretion. Annually, the independent members of the board complete a performance evaluation of his or her effectiveness.

In May 2020, the Board elected William M. Farrow to serve as the Independent Lead Director; he also chairs the Corporate Governance Committee. The independent directors plan to hold an election for the next Independent Lead Director in May 2023.

Duties of the Independent Lead Director include:

•   presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors without any management present;

•   serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;

•   authority to call meetings of the independent directors;

•   reviews and approves meeting schedules and agendas for the Board and its committees for content and to assure there is sufficient time for discussion of all agenda items;

•   reviews all proposed changes to committee charters;

•   leads the annual Board evaluation;

•   provides input to the Chairman on the scope, quality and timeliness of information provided to the Board;

•   authority to attend all committee meetings, as appropriate;

•   be available for consultation and communication with significant stockholders and other interested parties, if needed; and

•   any other duties as may be prescribed by the Board.

BOARD AND COMMITTEE PRACTICES

Board Meetings and Attendance

During 2022, the Board met six times and executed three written unanimous consents. All directors attended more than 75% of the total number of meetings of the Board and Board committees on which each served, with average director attendance at more than 99%. Generally, all directors are expected to attend the Company’s Annual Meetings of Stockholders. All directors standing for election in 2023, other than Ms. Bie, who was not a director at the time, attended the 2022 Annual Meeting of Stockholders.

Executive Sessions

At every regularly scheduled Board and committee meeting, executive sessions are scheduled, and are generally held, for the non-management directors to meet without management present. In 2022, an executive session of independent, non-management directors was held at every regularly scheduled Board meeting and at most committee meetings.

Director Orientation and Continuing Education

Management takes seriously its responsibility to onboard new directors and provide ongoing education for existing directors on the unique and complex issues inherent in operating a public company in the regulated utility industry.

Management has created a robust orientation program that introduces new directors to the Company’s organizational structure, businesses, strategies, risks and opportunities, which includes in-house and field programs such as walking tours of the Company’s generating facilities and project sites, senior management presentations and individual sessions with senior leaders. These activities assist new directors in developing and/or enhancing their Company and industry knowledge to optimize their service on the Board. To ensure that our directors have self-directed access to governance-related resources and director training opportunities, all of our directors are members of the National Association of Corporate Directors (“NACD”).

During 2022, management provided significant educational opportunities for the Board to better understand the external environment within which the Company operates, including briefings and presentations provided by third-party experts, outside advisors and other stakeholders.

WEC Energy Group	P-30	2023 Proxy Statement

Annual Performance Evaluations

CEO Performance

The Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development and execution, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs.

As part of this practice, the Compensation Committee Chair individually obtains from each non-management director his or her input on the CEO’s performance, which is summarized and discussed with the Compensation Committee members, followed by discussion in executive session with all non-management directors. The Compensation Committee Chair then shares the evaluation results with the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations. The Compensation Committee considers the input of all non-management directors in determining appropriate compensation for the CEO. This process was completed and the Compensation Committee approved a 2023 compensation package for Mr. Lauber in December 2022.

Executive Chairman Performance

Under the same process and timing as the CEO performance evaluation, the Compensation Committee Chair facilitated the annual performance evaluation of Mr. Klappa in his role as Executive Chairman. The results were discussed with the Compensation Committee members, followed by discussion with all non-management directors in executive session and, ultimately, with Mr. Klappa. This process was completed and the Compensation Committee approved a 2023 compensation package for Mr. Klappa in December 2022.

Independent Lead Director Performance

On an annual basis, the Independent Lead Director is evaluated on the effectiveness in carrying out his or her duties, which are outlined in the Corporate Governance Guidelines. This evaluation is led by the Chairman of the Board, who references the NACD Lead Director Assessment framework to facilitate individual conversations with the independent directors to capture feedback. The Independent Lead Director is evaluated in several areas including his facilitation of discussions between and amongst the Chairman and the directors during open sessions with management, during executive sessions, and outside of board meetings, and his collaboration with the Chairman in identifying key topics, issues and concerns that directors wish to be addressed during board meetings and executive sessions. The Chairman uses this input to provide the Independent Lead Director feedback in carrying out his or her duties in the upcoming year. This process was completed in April 2022.

Board Performance

The Board recognizes that self-reflection and continuous improvement are key to remaining an effective governing body. Led by the Independent Lead Director, the Corporate Governance Committee is charged with overseeing the Board’s annual evaluation process, a process which is reviewed periodically, and includes discussion on whether to utilize a third-party facilitator. In December 2022, the Board evaluated its performance utilizing a framework of questions developed by the NACD, in addition to several broad “reflection” questions. The Corporate Governance Committee and the Board discussed the Board evaluation results at their meetings in January 2023. It is standard practice for the Corporate Governance Committee to use the results of this process to foster continuous improvement of the Board’s governance activities.

BOARD EVALUATION PROCESS

1	Self-Reflection Questionnaire	2	One-on-One Discussion with Independent Lead Director	3	Discussion of Key Take-Aways and Governance Enhancements

Directors contemplated the Board’s performance across the following elements:

•   board composition and leadership

•   board committees

•   board meetings

•   overall effectiveness of the Board

•   overall effectiveness of the Board with regard to management.

		The Independent Lead Director engaged in one-on-one discussions with each director on elements of the Board’s performance, allowing each director an opportunity to speak candidly.		Having captured a summary of the feedback from these discussions, the Independent Lead Director led the Corporate Governance Committee, and then the Board during its Executive Session, through group discussions of key takeaways and recommended enhancements to its governance practices.

Committee Performance

Each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. During this evaluation, each committee compares its performance against the requirements of its charter and its annual planning calendar; contemplates a series of questions related to the qualifications and performance of committee members; considers the quality and quantity of information provided to the committee in advance of its meetings; and evaluates the effectiveness of the processes the committee uses to carry out its oversight responsibilities. The results of the annual evaluations are used by each committee to identify its strengths and areas where its governance practices can be improved. Each committee may recommend changes to its charter to the full Board based upon the evaluation results.

It is also standard practice for the Corporate Governance Committee annually to conduct a holistic review of all of the committees’ charters and annual planning calendars, taking into consideration evolving and new best practices with respect to risk oversight. Recommendations are routed to the appropriate Committee Chair, as needed, for consideration.

Following this holistic review during 2022, several of the Board committees, with the exception of the Compensation and Executive Committees, adopted changes to their charters.

WEC Energy Group	P-31	2023 Proxy Statement

BOARD COMMITTEES

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. Each committee, except the Executive Committee, operates under a charter approved by the Board, which can be found on our website at www.wecenergygroup.com/govern/committee-comp.htm. With the exception of the Executive Committee, only independent directors serve on the standing committees.

Audit and Oversight
Members	Key Responsibilities
Danny L. Cunningham, Chair Ave M. Bie* Maria C. Green Thomas K. Lane Glen E. Tellock 2022 Meetings: 6

•    Oversee the integrity of the financial statements.

•    Oversee management compliance with legal and regulatory requirements.

•    Oversee management’s strategy for data privacy and security, including cyber and physical.

•    Review the Company’s environmental and compliance programs, including its Ethics and Compliance program and Code of Business Conduct.

•    Review, approve, and evaluate the independent auditor’s qualifications, independence and services.

•    Oversee the performance of the internal audit function and independent auditors.

•    Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.

•    Establish procedures for the submission and treatment of complaints and concerns regarding the Company’s accounting controls and auditing matters.

•    Prepare the audit committee report required by the SEC for inclusion in the proxy statement.

* Ms. Bie was elected to the Board and appointed to the Audit and Oversight Committee effective January 1, 2023.

The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit and Oversight Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board’s Corporate Governance Guidelines. In addition, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by NYSE rules and that Directors Cunningham, Lane and Tellock qualify as audit committee financial experts within the meaning of SEC rules.

Compensation
Members	Key Responsibilities
Ulice Payne, Jr., Chair William M. Farrow III Thomas K. Lane 2022 Meetings: 6*

•    Determine and annually review the Compensation Committee’s compensation philosophy.

•    Oversee the development of competitive, performance-based executive and director compensation programs.

•    Review and approve the compensation paid to select employees, including the Company’s executive officers (including base salaries, incentive compensation, and benefits).

•    Establish and administer the CEO and Executive Chairman compensation packages.

•    Set performance goals relevant to the CEO and Executive Chairman compensation.

•    Annually evaluate CEO and Executive Chairman performance and determine compensation adjustments.

•    Annually assess whether any risks arising from the compensation program are reasonably likely to have a material adverse effect on the Company.

•    Review the Company’s plans for leadership and succession planning of executive officers.

•    Periodically review and assess the Company’s strategy for human capital management initiatives.

•    Prepare the report required by the SEC for inclusion in the proxy statement.

•    Review the results of the most recent stockholder advisory vote on compensation of the named executive officers.

* Included one joint meeting with the Corporate Governance Committee.

The Compensation Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board’s Corporate Governance Guidelines.

The Compensation Committee is charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation.

WEC Energy Group	P-32	2023 Proxy Statement

Compensation Advisor: The Compensation Committee, which has authority to retain advisers and consultants at WEC Energy Group’s expense, retained Frederic W. Cook & Co., Inc. (“FW Cook”) to analyze and help develop the Company’s executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. FW Cook also assesses and provides recommendations on non-management director compensation, as discussed in more detail on pages P36-P37. FW Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to the Company.

In connection with its retention of FW Cook, the Compensation Committee reviewed FW Cook’s independence, including: (1) the amount of fees received by FW Cook from WEC Energy Group as a percentage of FW Cook’s total revenue; (2) FW Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook is independent and the engagement did not present any conflicts of interest. FW Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.

For more information regarding our director and executive compensation processes and procedures, please refer to “Director Compensation”, beginning on page P-36, and “Compensation and Discussion Analysis,” beginning on P-43, respectively.

Corporate Governance
Members	Key Responsibilities
William M. Farrow III, Chair Curt S. Culver Cristina A. Garcia-Thomas 2022 Meetings: 4*

•    Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.

•    Periodically review the charters of each committee of the Board and make recommended changes as appropriate.

•    Establish and annually review director candidate selection criteria, as well as the Board and each committee’s structure, size, composition and leadership.

•    Identify and recommend candidates to be named as nominees of the Board for election as directors.

•    Perform annual review of the Company’s Related Party Transaction Policy, and where appropriate, review and approve related party transactions in accordance with the policy.

•    Lead the Board in its annual review of the Board’s performance.

•    Review and determine the compensation package of non-management directors in conjunction with the Compensation Committee.

* Included one joint meeting with the Compensation Committee.

The Corporate Governance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board’s Corporate Governance Guidelines.

Executive

The Board also has an Executive Committee, which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), Curt S. Culver, Danny L. Cunningham, William M. Farrow III, and Ulice Payne, Jr. The Executive Committee did not meet in 2022.

Finance
Members	Key Responsibilities
Curt S. Culver, Chair Maria C. Green Ulice Payne, Jr. Mary Ellen Stanek 2022 Meetings: 3

•    Review and monitor the Company’s current and long-range financial policies and strategies, including our capital structure and dividend policy.

•    Authorize the issuance of corporate debt within limits set by the Board.

•    Discuss policies and financial programs with respect to financial risk management.

•    Approve the Company’s financial plan, including the capital budget.

•    Review the investment performance of employee retirement and benefit plan assets.

The Finance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board’s Corporate Governance Guidelines.

WEC Energy Group	P-33	2023 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the persons who served as members of the Compensation Committee during 2022 was an officer or employee of the Company during 2022 or at any time in the past nor, had reportable transactions with the Company.

During 2022, none of the Company’s executive officers served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

ADDITIONAL GOVERNANCE MATTERS

Political Activities

We advocate on behalf of our customers, stockholders and employees for safe, reliable and affordable energy before local, state and federal elected officials and government agencies. We maintain governmental and regulatory relations offices in Chicago, Illinois; Rosemount, Minnesota; Madison, Green Bay and Milwaukee, Wisconsin; and Washington, D.C. We also hire contract lobbyists and work with trade organizations to assist in advocacy activities. Our lobbyists are lawfully registered in each jurisdiction where they perform services for us.

We have multiple political action committees (“PACs”). Our PACs are registered with their regulating governments and authorized by elections laws to collect voluntary contributions from employees who choose to participate. The money, in turn, is used to support candidates running for federal, state and local offices. Contribution amounts are limited by law. All of our PACs are administered by a committee that combines appointed and elected members. Oversight committees make decisions on how and where dollars are spent.

We have a corporate policy on political activity, contributions and reporting (the “Government Relations Policy”), and periodically conduct training on compliance with lobbying laws. As part of its oversight function, the Board’s Audit and Oversight Committee, which consists solely of independent directors, conducts an annual review of this policy. The committee also reviews a summary of political activities and associated reporting excerpted from our Corporate Responsibility Report in advance of its publication each year.

Consistent with best practices, among other things, the Government Relations Policy:

•	addresses our interactions with public officials, outlining expectations, requirements, restrictions and prohibitions;

•	requires Compliance Officer review of any requests for corporate political contributions to confirm they comply with applicable election laws and regulations; and

•	requires the Executive Vice President-External Affairs to submit a quarterly report to the Audit and Oversight Committee that addresses activities covered by the Government Relations Policy.

Corporate Political Donations

The Government Relations Policy sets forth the standards and requirements that govern the Company’s interactions with public officials, and addresses the process for requesting and authorizing contributions to organizations operating under Section 527 of the Internal Revenue Code and organizations that qualify as national political committees. Corporate contributions adhere to all applicable federal and state laws where we do business. We use corporate funds to support candidates and causes to benefit energy safety, reliability and affordability, without regard for executives’ personal political preferences.

Lobbying

The Company files federal quarterly lobbying reports and semiannual contribution reports with the clerk of the U.S. House of Representatives and the secretary of the U.S. Senate. Our direct lobbying is conducted in support of our corporate initiatives and targets, including our greenhouse gas reduction goals, and is consistent with the goals of the Paris Agreement. Our website provides details on: (1) contributions made by our PACs; (2) corporate contributions to state party legislative committees and elected officials; (3) links to federal and state lobbying reports; and (4) trade organization memberships, including annual dues and contributions of $25,000 or more to trade associations and coalitions. To learn more, please access our “Political Activities” web page at www.wecenergygroup.com/csr/political-activities.htm.

Code of Business Conduct

WEC Energy Group’s Code of Business Conduct (the “Code”) is the foundation of the Company’s Ethics and Compliance program, as it sets the standards for creating and sustaining a culture of ethics and integrity. The Compliance Officer oversees the management and operations of the program, about which she provides regular update reports to the Board’s Audit and Oversight Committee. All WEC Energy Group directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with the Code, to seek advice in doubtful situations and to report suspected violations. All those subject to the Code, including the Company’s non-management directors, are required to participate in annual training on the elements of the Code.

The Code addresses expectations for Company culture, including among other things: non-retaliation for raising concerns; safety; diversity, equity and inclusion; conflicts of interest; confidentiality; fair dealing; protection and proper use of Company resources, assets and information; and compliance with laws, rules and regulations (including political contribution and insider trading laws). The Code is available on our website at the following address: www.wecenergygroup.com/govern/codeofbusinessconduct.pdf.

The Company has several ways individuals can report concerns and raise questions concerning the Code and other Company policies. As one reporting mechanism, the Company has contracted with a third-party so that individuals can confidentially and anonymously report suspected violations of the Code or other concerns, including those regarding accounting, internal accounting controls or auditing matters. The Company has not provided any waiver to the Code for any director, executive officer or other employee.

WEC Energy Group	P-34	2023 Proxy Statement

Related Party Transactions

WEC Energy Group has a written policy on the review, approval or ratification of transactions with related persons, which is overseen by the Corporate Governance Committee, as delegated by the Board.

The policy provides that the Committee will review any proposed, existing, or completed related party transaction in which the amount involved exceeds $120,000, and in which any related party had, has, or will have a direct or indirect material interest. In general, a “related party” includes all directors and executive officers of WEC Energy Group and their immediate family members, as well as stockholders beneficially owning 5% or more of WEC Energy Group’s outstanding stock as defined in SEC rules. Legal Services reviews relevant information on transactions, arrangements, and relationships disclosed and makes a determination as to the existence of a related party transaction as defined by SEC rules and the policy. Related party transactions that are in, or are not inconsistent with, the best interests of WEC Energy Group or its subsidiaries, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related party transactions are disclosed in accordance with applicable SEC and other regulatory requirements.

In addition, the Code addresses, among other things, how to identify and report potential conflicts of interest. The Code lists the following as examples of potentially problematic situations: (1) family members who are a supplier, contractor or customer of the Company or work for one; (2) obtaining any financial interest in or participating in any business relationship with any company or individual, or concern doing business with WEC Energy Group or any of its subsidiaries that might influence the individual’s decisions or job performance; (3) participating in any joint venture, partnership or other business relationship with WEC Energy Group or any of its subsidiaries; and (4) serving as an officer or member of the Board of any substantial, outside for-profit organization.

Because the Board is mindful of the expectation of its directors to devote the time necessary to fulfill their fiduciary duties, the Corporate Governance Guidelines contain additional requirements for directors seeking to join other Boards. For example, all directors must notify the Company’s Corporate Secretary before accepting a nomination for a position on the Board of another public company and the CEO must obtain the approval of the full Board before accepting such a position.

To further backstop such discussions and approvals, bi-annually all directors and executive officers are required to complete a questionnaire that asks about any business relationship that may give rise to a related party transaction or other conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the director or executive officer, or a relative or affiliate of such director or executive officer, has a direct or indirect material interest. Director nominees under consideration by the Board for election are required to complete the same questionnaire. The Corporate Secretary discusses the results of this diligence with the Corporate Governance Committee.

Since January 1, 2022, there have been no related-party transactions, and there are no currently proposed related-party transactions, required to be disclosed pursuant to SEC rules.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with members of the Board, including the Independent Lead Director or the other non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal executive offices, PO Box 1331, Milwaukee, Wisconsin 53201. All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

WHERE TO FIND MORE INFORMATION ON GOVERNANCE

You can find our Corporate Governance Guidelines, Code of Business Conduct, and other corporate governance materials, including WEC Energy Group’s Restated Articles of Incorporation, bylaws, Board committee charters and Board contact information, on the Corporate Governance section of our website at www.wecenergygroup.com/govern/governance.htm. You can request copies of these materials from the Corporate Secretary at the address provided above in “Communications with the Board.”

WEC Energy Group	P-35	2023 Proxy Statement

DIRECTOR COMPENSATION

Consistent with its charter, the Compensation Committee seeks to maintain a competitive director compensation program that enables the Company to attract and retain key individuals and to motivate them to help the Company achieve its short- and long-term goals. As such, the Committee is responsible for reviewing key market-based trends in director compensation and benefits packages and for recommending changes to the Board, as appropriate, that will attract and retain quality directors. The Committee’s charter authorizes it to engage consultants or advisors in connection with its review and analysis of director compensation. The Compensation Committee used FW Cook during 2022 for this purpose. Directors who are also employees of the Company do not receive additional compensation for service as a director.

2022 Compensation of the Board of Directors

The following table describes the components of the non-management director compensation program during 2022. With the exception of the Annual Equity Retainer, which increased by $10,000 effective January 1, 2022, all other elements of compensation remained unchanged from 2021.

The Compensation Committee believes that this program:

•	is equitable based upon the work required of directors serving an entity of the Company’s size and scope, and
•	ties the majority of director compensation to stockholder interests because the value of the equity awards fluctuates depending upon the Company’s stock price.

Compensation Element	2022 Non-Management Director Compensation Program
Annual Cash Retainer Fee	$110,000
Annual Independent Lead Director Retainer Fee	$30,000
Annual Equity Retainer	$150,000 in restricted stock, which vests one year from grant date
Annual Committee Chair Fees
• Audit and Oversight	$20,000 paid in $5,000 quarterly increments
• Compensation	$20,000 paid in $5,000 quarterly increments
• Corporate Governance	$15,000 paid in $3,750 quarterly increments
• Finance	$15,000 paid in $3,750 quarterly increments
Board and Committee Meeting Fees	None
Stock Ownership Guideline	Ownership of common stock or deferred stock units that have a value equal to five times the annual cash retainer for non-management directors to be satisfied within five years of joining the Board

Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table located on the next page.

The Company reimburses directors for all out-of-pocket travel expenses. These reimbursed amounts are also not reflected in the table located on the next page.

Deferred Compensation Plan

Non-management directors may defer all or a portion of their cash fees pursuant to the Directors’ Deferred Compensation Plan. Directors have two investment options in the plan - the Company’s phantom stock measurement fund or a prime rate fund. The value of the phantom stock measurement fund appreciates or depreciates based upon market performance of the Company’s common stock, and it also grows through the accumulation of reinvested dividend equivalents. Deferral amounts are credited in the name of each participating director to accounts on the books of WEC Energy Group that are unsecured and are payable only in cash at the time elected by the director. Deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust addressed later in this proxy statement.

Legacy Charitable Awards Program

Directors elected prior to January 1, 2007, participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each participating director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations may mitigate the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Current directors participating in the program are Directors Culver, Klappa and Payne.

WEC Energy Group	P-36	2023 Proxy Statement

Director Compensation Table

The following table summarizes the total compensation received during 2022 by each director serving as a non-management director of WEC Energy Group at any time in 2022.

Name	Fees Earned or Paid In Cash	(1) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Curt S. Culver	125,000	150,000	—	—	—	20,608	295,608
Danny L. Cunningham	130,000	150,000	—	—	—	—	280,000
William M. Farrow III	155,000	150,000	—	—	—	—	305,000
Cristina A. Garcia-Thomas	110,000	150,000	—	—	—	—	260,000
Maria C. Green	110,000	150,000	—	—	—	—	260,000
Thomas K. Lane	110,000	150,000	—	—	—	—	260,000
Ulice Payne, Jr.	130,000	150,000	—	—	—	19,468	299,468
Mary Ellen Stanek	110,000	150,000	—	—	—	—	260,000
Glen E. Tellock	110,000	150,000	—	—	—	—	260,000
(1)	Each director held 1,608 shares of restricted stock as of the close of business on December 31, 2022.

Fees Earned or Paid in Cash

The amounts reported in the Fees Earned or Paid in Cash column include annual cash-based retainers for each non-management director and applicable annual committee chair fees earned during 2022 regardless of whether such retainers and fees were paid in cash or deferred.

Stock Awards

On January 3, 2022, each current non-management director received his or her 2022 annual equity retainer in the form of restricted stock equal to a value of $150,000. The amounts reported in the Stock Awards column include the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures, of the restricted stock awarded. Each reported restricted stock award vests in full one year from the grant date.

All Other Compensation

All amounts reported in the All Other Compensation column represent costs attributed to the director for the Directors’ Charitable Awards Program. See “Legacy Charitable Awards Program” above for additional information.

2023 Compensation of the Board of Directors

In December 2022, the Compensation Committee completed its annual review of director compensation and determined that, based upon research provided by FW Cook, total non-management director compensation was generally in alignment with market median. The Compensation Committee concluded, and the Board agreed, that it was appropriate for all 2023 fees to remain unchanged from the approved 2022 levels.

WEC Energy Group	P-37	2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2023

What am I voting on?

Stockholders are being asked to vote to ratify the appointment of Deloitte & Touche LLP, a registered public accounting firm, to serve as the Company’s independent auditors for the fiscal year ending December 31, 2023.

Voting Recommendation:

✓ FOR the ratification of Deloitte & Touche LLP as independent auditors for 2023.

Although the Audit and Oversight Committee has the sole authority to appoint the independent auditors, as a matter of good corporate governance, the Board submits its selection of the independent auditors to our stockholders for ratification. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the appointment.

The Audit and Oversight Committee of the Board of Directors has sole authority to appoint, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2023. The Audit and Oversight Committee believes that stockholder ratification of this matter is important in light of the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the appointment.

Deloitte & Touche LLP has served as the independent auditors for the Company for the last 21 fiscal years beginning with the fiscal year ended December 31, 2002. The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

Ratification of Deloitte & Touche LLP as the Company’s independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

WEC Energy Group	P-38	2023 Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy

The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead audit partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the SEC or by the Public Company Accounting Oversight Board (United States) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing, or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Audit and Oversight Committee chair or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table

The following table shows the fees, all of which were approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2022 and 2021, and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2022	2021
Audit Fees (1)	$5,599,442	$5,867,477
Audit-Related Fees (2)	575,410	—
Tax Fees (3)	125,916	109,297
All Other Fees (4)	3,790	5,560
Total	$6,304,558	$5,982,334

1.	Audit Fees consist of fees for professional services rendered in connection with the audits of: (1) the annual financial statements of the Company and its subsidiaries, (2) the effectiveness of internal control over financial reporting, and (3) with other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

2.	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This includes examination of forecasted financial statements in connection with the rate case filings.

3.	Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation.

4.	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP plus the subscription cost for the use of a Deloitte & Touche LLP accounting research tool.

WEC Energy Group	P-39	2023 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s website at wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2023, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead audit partner in conjunction with a mandated rotation policy and is also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held six meetings during 2022. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2022, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies and the auditor’s discussion about critical audit matters in its report on the audited consolidated financial statements.

In addition, we received the written disclosures and correspondence relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed with the Securities and Exchange Commission.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee Danny L. Cunningham, Committee Chair Ave M. Bie Maria C. Green Thomas K. Lane Glen E.Tellock

WEC Energy Group	P-40	2023 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO ESTABLISH THE FREQUENCY OF “SAY-ON-PAY” VOTE

What am I voting on?

The Company is seeking stockholder input with regard to the frequency of future advisory “say-on-pay” votes. In particular, we are asking whether the advisory vote should occur every year, every two years, or every three years.

Voting Recommendation:

✓ FOR the advisory vote for a frequency of “EVERY YEAR”.

The Company recommends that you support the current frequency period of every year for future non-binding “say-on-pay” votes.

A stockholder advisory vote on executive compensation is very important to the Company and its stockholders. Therefore, we believe that stockholders should have an opportunity to cast this vote annually. Setting a one-year period for holding this stockholder vote enhances stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and program, and whether it appropriately rewards management for WEC Energy Group’s financial, operational and social performance. Also, we have found that an advisory vote every year enhances our stockholder engagement and outreach. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual vote on our executive compensation when considering the following resolution:

“RESOLVED, that an advisory vote of the Company’s stockholders to approve the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

You have four choices in voting for this item. You can choose whether the “say-on-pay” vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item.

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of “say-on-pay” advisory votes on compensation of the named executive officers.

The Board of Directors recommends that you vote for a frequency of “EVERY YEAR.”

WEC Energy Group	P-41	2023 Proxy Statement

PROPOSAL 4: ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis beginning on page P-43 and the Executive Compensation Tables beginning on page P-57.

Voting Recommendation:

✓ FOR the advisory vote on Executive Compensation.

The Compensation Committee takes seriously its role in the governance of the Company’s compensation programs and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on the approval of the compensation paid to our named executive officers (commonly referred to as “Say-on-Pay”) as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2023 Annual Meeting of Stockholders. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-43 through P-56 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•	offer a competitive, performance-based plan;
•	enable the Company to attract and retain key individuals;
•	reward achievement of the Company’s short-term and long-term goals; and
•	align with the interests of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to our named executed officers in 2022 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the named executive officers with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included in this proxy statement, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2022 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2023 Annual Meeting of Stockholders.”

WEC Energy Group	P-42	2023 Proxy Statement

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our named executive officers (“NEOs”) for fiscal year 2022.

References to “we,” “us,” “our,” “Company,” and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY

Overview

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

We also value the input of our stockholders and recognize the increasing investor desire for companies to link environmental, social and governance factors to compensation. Environmental, social and governance initiatives are firmly entrenched in our executive compensation program. Since 2004, our performance metrics have included operational and social metrics, including those related to customer satisfaction, supplier and workforce diversity, and safety.

2022 Business Highlights

For an overview of the Company, see “An Energy Industry Leader” on page P-7. During 2022, the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the fundamentals of our business:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care	•	Environmental Stewardship

Commitment to Stockholder Value Creation. In 2022, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 19th consecutive year. In January 2022, the Board raised the quarterly dividend 7.4% to $0.7275 per share, equivalent to an annual rate of $2.91 per share. In January 2023, the Board again increased the quarterly dividend 7.2% to $0.780 per share, which is equivalent to an annual rate of $3.12 per share, in line with our plan to maintain a dividend payout ratio of 65% to 70% of earnings. The Company also turned in strong performances in safety and supplier and workforce diversity during 2022, while continuing to maintain effective cost controls throughout its operations.

ESG Progress Plan. We introduced our capital investment plan for efficiency, sustainability and growth, referred to as our ESG Progress Plan, in November 2020. Our plan calls for emission reductions, maintaining superior reliability, delivering significant savings for customers and growing our investment in the future of energy. In November 2022, we announced our planned capital investment for the next five-year period (2023-2027) of the ESG Progress Plan. We expect to invest approximately $20.1 billion over the five-year period in our regulated and non-utility energy infrastructure businesses, including approximately $5.4 billion of regulated renewable investment. We have already retired more than 1,800 megawatts (MW) of coal-fired generation since the beginning of 2018, and expect to retire approximately 1,600 MW of additional fossil-fueled generation by the end of 2026. In fact, we announced that by the end of 2030 we expect to use coal only as a backup fuel for the power we supply to our customers, and to eliminate coal as an energy source by 2035.

In addition to our carbon dioxide emission reductions, we also continue to reduce our methane emissions by improving our natural gas distribution system. We have set a target across our natural gas operations to achieve net-zero methane emissions by the end of 2030.

WEC Energy Group	P-43	2023 Proxy Statement

Other specific Company achievements for 2022 include:

2022 Financial Highlights

•	Achieved diluted earnings per share of $4.45.*

•	Each of our regulated utility subsidiaries achieved its financial goals.

•	Returned approximately $918 million to WEC Energy Group stockholders through dividends.

Diluted Earnings Per Share

2022 Performance Highlights

•	Ended 2022 with the most diverse leadership team in Company history.*

•	Ranked number one in the nation for customer satisfaction in an independent survey of large commercial and industrial energy users.

•	Achieved best safety record since the acquisition of Integrys Energy Group based on DART-recordable injuries and lost-time injuries.*

•	Completed first of its kind hydrogen blending project with EPRI at one of our reciprocal internal combustion engines in the Upper Peninsula of Michigan.

•	Committed more than $20 million in community support through charitable contributions across our system.

•	Executed four new renewable gas contracts to help us achieve our net zero methane emission goal.

*  These measures are a component of our short-term incentive compensation program.

Long-Term Stockholder Returns

Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry.

Five-Year Cumulative Return**

** The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2017. Changes were made to the Custom Peer Index Group. For information about the Custom Peer Index Group, including the changes made, see “Performance Graph” in the Company’s 2022 Annual Report.

Total Stockholder Returns

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

WEC Energy Group	P-44	2023 Proxy Statement

Consideration of 2022 Stockholder Advisory Vote and Stockholder Outreach

At the 2022 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers, with 94.2% of the votes cast supporting the say-on-pay proposal. The Compensation Committee considered this outcome as well as the feedback received during meetings we again held with many of our institutional stockholders. During 2022, we communicated with stockholders representing approximately 30% of the Company’s outstanding common stock about our environmental, social, governance and compensation practices. For additional information about our stockholder outreach efforts, see “Stockholder Engagement” beginning on page P-29. The Compensation Committee is always looking for ways to refine our compensation program. However, in light of the significant stockholder support our executive compensation program received in 2022 and the payout levels under our performance-based program for 2022, the Compensation Committee believes that the overall compensation program structure is competitive, aligned with our financial and operational performance goals, and in the best interests of the Company, stockholders, and customers.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. The Compensation Committee again retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to advise the Compensation Committee with respect to our executive compensation program. The Compensation Committee generally relied upon the recommendations of FW Cook in its development of the 2022 program.

On October 21, 2021, the Board appointed Mr. Lauber to succeed Mr. Fletcher as the Company’s President and CEO, effective February 1, 2022. Mr. Fletcher continued to serve as a senior adviser until his retirement on June 1, 2022. As shown in the charts below, 86% of Mr. Lauber’s 2022 total direct compensation and an average of 84% of the other NEOs’ 2022 total direct compensation was tied to Company performance and was not guaranteed. Mr. Fletcher’s 2022 compensation is included in the “Other NEOs 2022 Total Direct Compensation Mix” chart below.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open-market purchases to satisfy our benefit plan obligations, including the exercise of stock options and awarding of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2022, including FW Cook’s recommendations with respect to each component.

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Compensation Governance and Practices

The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

•   Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.

•   A substantial portion of compensation is at risk and tied to Company performance.

•   The compensation program has a long-term orientation aligned with stockholder interests.

•   We include environmental, social and governance metrics in our compensation program.

•   The Compensation Committee retains an independent compensation consultant to help design the Company’s compensation program and determine competitive levels of pay.

•   The Compensation Committee’s independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.

•   We have a clawback policy that provides for the recoupment of incentive-based compensation.

•   Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests.

•   The 2022 Performance Unit Plan award payouts (including dividend equivalents) are based on stockholder return as compared to an appropriate peer group and Additional Performance Measure(s), selected by the Compensation Committee. Starting in 2023, award payouts will be based on one or more performance measures selected by the Compensation Committee at the time of the award.

•   The Performance Unit Plan and the Omnibus Stock Incentive Plan require a separation from service following a change in control for award vesting to occur.

•   Equity award and other benefit plan obligations are satisfied through open-market purchases of WEC Energy Group common stock.

•   Meaningful stock ownership levels are required for senior executives.

•   Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.

•   We prohibit hedging and pledging of WEC Energy Group common stock.

•   We prohibit entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company.

•   We prohibit repricing of stock options without stockholder approval.

Competitive Benchmarking

As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, FW Cook reviewed 2022 general industry executive compensation survey data obtained from WTW and Aon Hewitt. FW Cook also analyzed the compensation data from a peer group of 19 companies similar to WEC Energy Group in size and business model. The methodology used by FW Cook to determine the peer group of companies is described below.

FW Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $2.6 billion and $23.5 billion (approximately one-third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, FW Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:

•	Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities); and

•	Minimal non-regulated business.

These criteria resulted in a comparison group of 19 companies with median revenues and market capitalization of approximately $10.5 billion and $21.2 billion, respectively.

The comparison group utilized for purposes of 2022 compensation includes the same companies as the previous year’s comparison group, with the addition of Dominion Energy, Inc. The comparison group consisted of the 19 companies listed below.

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Evergy, Inc.	• PPL Corp.
• Ameren Corporation	• Dominion Energy, Inc.	• Eversource Energy	• Pinnacle West Capital Corp.
• American Electric Power Company	• DTE Energy Co.	• FirstEnergy Corp.	• The Southern Company
• CMS Energy Corporation	• Edison International	• NiSource Inc.	• Xcel Energy Inc.
• CenterPoint Energy	• Entergy Inc.	• PG&E Corporation

The Compensation Committee approved this comparison group.

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DETERMINATION OF MARKET MEDIAN

In order to determine the “market median” for our NEOs, FW Cook recommended that the survey data from WTW and Aon Hewitt receive a 75% weighting and the comparison group of 19 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, FW Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.

The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs generally drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY

The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

Based upon the market data analyzed by FW Cook, we generally target base salaries to be at or near the market median for each NEO. However, the Compensation Committee may, in its discretion, set base salaries at a different amount when the Compensation Committee deems it appropriate.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, market compensation data and contribution to the results of the Company’s operations. At the beginning of each year, our CEO and the other members of the Office of the Chair develop a list of goals for WEC Energy Group and our employees to achieve during the upcoming year. The Compensation Committee takes the Company’s performance against these goals into consideration when establishing our CEO’s and Executive Chairman’s compensation for the upcoming year. Our CEO undertakes a similar process with the other NEOs, who develop individual goals related to the achievement of the Company’s goals. At the end of the year, each officer’s performance is measured against these goals. The CEO and Executive Chairman discuss these results and based on this performance assessment, a compensation recommendation is made to the Compensation Committee for the upcoming year for each executive officer.

2022 Salary Determination Process

Mr. Lauber’s 2022 annual base salary was initially set at $950,000 for his role as Senior Executive Vice President and Chief Operating Officer of WEC Energy Group. However, effective February 1, 2022, when Mr. Lauber became President and CEO of the Company, his annual base salary was increased to $1,025,050.

Mr. Fletcher’s annualized base salary was set at $1,087,934, which was unchanged from his 2021 base salary.

In October 2020, in recognition of his strong, continued leadership and to ensure the ongoing mentoring of the next generation of leadership of the Company, the Board determined that Mr. Klappa should continue to serve as Executive Chairman until May 2024. At that time, Mr. Klappa entered into a new letter agreement, which stated his compensation would be determined in the same manner and subject to the same timing as the Compensation Committee utilizes for all other NEOs. As a result, Mr. Klappa’s 2022 base salary was set at $1,126,944 by the Compensation Committee, an increase of 4.0% over his 2021 base salary.

With respect to the 2022 base salaries of Mmes. Liu and Kelsey, and Mr. Garvin, in December 2021, recommendations were made to the Compensation Committee based upon a review of the market compensation data provided by FW Cook and the other factors described above. The Compensation Committee approved the recommendations, which represented an average increase in annual base salary of approximately 3.67%. The annual base salary of each NEO was at or near the market median.

ANNUAL CASH INCENTIVE COMPENSATION

We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to our executive officers and other key employees based upon the achievement of pre-established stockholder-, customer-, and employee-focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based upon actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2022 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.

Effective February 1, 2022, the target award level for Mr. Lauber was increased to 140% of base salary in recognition of his appointment to President and Chief Executive Officer of WEC Energy Group. Therefore, Mr. Lauber’s STPP payout reflects an 85% target level for January 2022 and a 140% target level for February through the remainder of the year. In recognition of Mr. Fletcher’s service as CEO until February 1, 2022, his target award level was 130%, which is the same as his 2021 target award level.

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The year-end 2022 target awards for each NEO (other than Mr. Lauber and Mr. Fletcher, who are discussed above) are set forth in the chart below.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Ms. Liu	80%
Mr. Klappa	135%
Ms. Kelsey	75%
Mr. Garvin	65%

The target award levels of each NEO reflect median incentive compensation practices as indicated by the market data.

For 2022, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based upon Company performance.

Supporting Business Fundamentals and Environmental, Social and Governance Commitments. The financial, operational and social goals established under the STPP are linked to key objectives that support the Company’s sustainability.

Delivering a cleaner energy future is one of the fundamentals of our business and a major focus of the Company’s capital plan. The Compensation Committee assesses management’s performance in achieving long-term strategic sustainability goals through the execution of the Company’s capital spending plan. Our ability to fund the capital plan without issuing additional equity has been directly linked with our ability to consistently deliver on the Company’s financial plan, which includes meeting the financial goals established under the STPP. These financial measures, which are discussed in more detail below, are key performance indicators underlying our NEOs’ incentive compensation, linking achievement of the Company’s long-term strategy through our focus on short-term priorities.

The operational and social goals established under the STPP are tied to achievement of strategic objectives, which include a focus on customer satisfaction, employee safety, and workforce and supplier diversity.

2022 Financial Goals under the STPP. The Compensation Committee adopted the 2022 STPP with a continued focus on financial results. In December 2021, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2022. We continue to believe earnings per share and cash flow are key indicators of financial strength and performance, and are recognized as such by the investment community.

In January 2022, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as set forth in the chart below.

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$4.25	6.0%	25%
$4.26	6.2%	50%
$4.29	7.0%	100%
$4.30	7.2%	135%
$4.33	8.0%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

At the time the Compensation Committee established the earnings per share performance goals for 2022, the Company’s growth plan called for a compound annual growth rate (“CAGR”) in earnings per share of 6.0% to 7.0%, measured off a 2021 base of $4.01 per share, which represented the mid-point of the original 2021 annual earnings guidance. We believe that achievement of our projected CAGR, plus our continued growth in dividends, supports a premium valuation as compared to the Company’s peers. In order to further motivate management, the Compensation Committee determined that the Company’s target payout level should equal the high end of the range and the maximum payout level should exceed the high end of the 6.0% to 7.0% CAGR growth plan. Therefore, the target (100%) and maximum payout levels (200%) were tied to 7.0% and 8.0% CAGRs, respectively. The Compensation Committee tied the above-target payout level to achievement of a 7.2% CAGR. Subsequently, in November 2022, the Company announced that it tightened its projected CAGR in earnings per share to 6.5% to 7.0%.

In January 2022, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as set forth in the chart below ($ in millions).

Cash Flow	Payout Level
$1,775	25%
$1,825	50%
$1,875	100%
$1,925	135%
$2,000	200%

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If the Company’s performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight-line basis the appropriate payout level.

The Compensation Committee based the cash flow performance level goals on WEC Energy Group’s “net cash provided by operating activities” and adjusting for certain accruals and other items related to capital spending (“Adjusted Cash From Operations”). GAAP requires these items to be recorded as part of cash from operations, but management views them as related to the Company’s capital expenditure program. The Compensation Committee believes that basing the cash flow performance goals on Adjusted Cash From Operations provides a more accurate measurement of the cash generated by the Company’s operations that is available for capital investment, which is the Company’s primary driver for earnings growth. Adjusted Cash From Operations is not a measure of financial performance under GAAP, and the Company’s calculation may differ from similarly titled measures used by other companies or securities rating agencies.

2022 Financial Performance under the STPP. In January 2023, the Compensation Committee reviewed our actual performance for 2022 against the financial, operational and social performance goals established under the STPP, subject to final audit.

WEC Energy Group’s 2022 financial performance satisfied the maximum payout level established for earnings per share and cash flow. WEC Energy Group’s earnings per share were $4.45 for 2022, and its cash flow, based on Adjusted Cash From Operations, was $2,142.0 million. Our cash flow result is not a measure of financial performance under GAAP.

By satisfying the maximum payout level with respect to these financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.

2022 WEC Energy Group Operational and Social Performance Goals under the STPP. In December 2021 and January 2022, the Compensation Committee also approved operational and social performance measures and targets under the STPP that promote certain of the Company’s priorities. The Compensation Committee identified commitment to customer satisfaction, supplier and workforce diversity, and safety as critical to the success of the Company. For that reason, annual incentive awards could be increased or decreased by up to 10% of the actual award based upon WEC Energy Group’s performance in the areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight).

The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with our utilities during the year, which measure (i) customers’ satisfaction with the respective utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the applicable utility.

Safety is measured based upon performance against the number of lost-time injuries and Days Away, Restricted or Transferred (“DART”) recordable incidents. Beginning with the 2022 STPP award, the Compensation Committee started using DART as one of the safety metrics instead of OSHA Recordable Injuries. DART is a metric that focuses on more significant injuries and measures how many workplace injuries and illnesses resulted in employees missing work, required restricted work activities or resulted in job transfers. The change is consistent with the trend in the Company’s industry to focus safety practices and efforts on preventing the most severe injuries.

The operational performance measures are based upon recommendations from management and take into consideration both current-year performance and our longer-term objective of achieving top quartile performance of all of our principal utilities. The Compensation Committee reviews management’s recommendations and may make adjustments to the performance measures if it determines changes are necessary. The following table provides the operational and social goals approved by the Compensation Committee for 2022, as well as WEC Energy Group’s performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of “Highly Satisfied”:	-5.00%	0.00%	+5.00%
Company	<79.5%	79.5% - 82.3%	>82.3%	80.4%
Transaction	<82.1%	82.1% - 84.3%	>84.3%	83.6%
Safety:	-2.50%	0.00%	+2.50%
DART-recordable injuries	>130	123 - 130	<123	72
Lost-time injuries	>52	30 - 52	<30	25
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<212.0	212 - 272.0	>272.0	299.4
Workforce - Assessment	Not Met	Met	Exceeded	Exceeded

WEC Energy Group’s performance against the safety and diversity goals generated a 5.0% increase to the compensation awarded under the STPP for 2022.

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2022. Because the Company’s performance against the financial, operational and social goals resulted in significant STPP awards in 2022, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

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Based upon the Company’s performance against the financial, operational and social goals established by the Compensation Committee, Mr. Lauber received annual incentive cash compensation under the STPP of $2,832,628 for 2022. This represented 276% of his annual base salary. Mmes. Liu and Kelsey, and Messrs. Klappa and Garvin, each received annual cash incentive compensation for 2022 under the STPP equal to 162%, 152%, 274%, and 131% of their respective annual base salaries, representing 205% of the target award for each officer. Mr. Fletcher’s 2022 annual cash incentive compensation of $1,207,397 equals 267% of his pro-rated 2022 annual base salary, representing 205% of his pro-rated target award.

LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee administers our WEC Energy Group Omnibus Stock Incentive Plan, amended and restated, effective as of May 6, 2021 (the “OSIP”), which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, including dividend-equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Amended and Restated Performance Unit Plan. On December 1, 2022, the Compensation Committee amended and restated the Performance Unit Plan, effective as of January 1, 2023 (the “Amended PUP”).

Pursuant to the Amended PUP, performance units will vest based upon the Company’s performance during a three-year period against one or more performance measures selected by the Compensation Committee at the beginning of the performance period. The Compensation Committee may determine achievement of a performance measure on an annual basis or over the entire three-year performance period. The Compensation Committee will determine the vesting percentages of the performance units, and performance measures may have the same or different weightings with respect to performance unit vesting. Achievement within a performance measure may be determined based upon the Company’s rank in comparison to a peer group of companies or by reaching stated levels of performance. The Compensation Committee will also select the target(s) for each performance measure and the potential impact to the vesting percentage based on achievement of the performance measure(s) relative to the selected target(s). In no event will the vesting percentage over the three-year performance period be less than zero or more than 200%.

The Amended PUP governs the terms of performance units starting with the 2023 award. The performance units awarded in January 2022 were awarded under the prior version of the performance unit plan (the “Prior PUP”), the terms of which are described herein.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the performance unit plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Payouts of the 2022 performance units are based upon the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period, and may be adjusted based upon the Company’s performance against one or more Additional Performance Measures. The performance units are settled in cash.

Selection of Additional Performance Measure(s). “Additional Performance Measure” is defined in the Prior PUP as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based upon the attainment of specific levels of performance by WEC Energy Group. Pursuant to the terms of the Prior PUP, performance units vest in an amount between 0% and 175% of the target award based upon WEC Energy Group’s comparative total stockholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s). The Additional Performance Measure(s), if any, were selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee selected the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based upon achievement of the Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) is determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero.

Short-Term Dividend Equivalents. Pursuant to the terms of the Prior PUP, we increase the number of unvested performance units as of any date that we declare a cash dividend on our common stock by the amount of short-term dividend equivalents a participant is entitled to receive. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by the Company on a share of common stock; and (c) dividing the result by the closing price for a share of the Company’s common stock on the dividend payment date. In effect, short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents are treated as additional unvested performance units and are subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents are treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

Short-term dividend equivalents are also a part of the Amended PUP and are calculated in the same manner.

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Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2022 Long-Term Incentive Awards. Generally, when establishing the target value of long-term incentive awards and the appropriate mix of performance units, stock options, and restricted stock for each NEO, the Compensation Committee reviews the market compensation data and analysis provided by FW Cook. Based upon FW Cook’s analysis, for 2022 the Compensation Committee again determined that the long-term incentive awards would be weighted 65% performance units, 20% stock options, and 15% restricted stock for the NEOs, other than Mr. Klappa. Target values also were presented to and approved by the Compensation Committee in December 2021.

Consistent with prior years, the Compensation Committee determined that Mr. Klappa’s 2022 long-term incentive award would be weighted 25% performance units, 15% stock options, and 60% restricted stock. Mr. Klappa’s tenure as the Company’s Executive Chairman is scheduled to end in May 2024. Therefore, after consultation with FW Cook, the Compensation Committee again determined that there should not be any changes to the mix of Mr. Klappa’s long-term awards.

Based upon the market data provided by FW Cook, we customarily target the long-term incentive award to be at or near the market median value of long-term incentive compensation for each executive officer’s position. All of the NEOs’ long-term incentive awards were within this target range for 2022. The following provides the 2022 target long-term incentive award value for each NEO:

Executive Officer	Target LTI Award as a Percentage of Base Salary
Mr. Lauber	330%
Mr. Fletcher	275%
Ms. Liu	225%
Mr. Klappa	280%
Ms. Kelsey	160%
Mr. Garvin	160%

Although awarded in January 2022, Mr. Lauber’s target award reflects his appointment as President and Chief Executive Officer effective February 1, 2022. Mr. Fletcher’s target award is the same as 2021.

2022 Stock Option Grants. In December 2021, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 170 other employees. The annual option grants to the NEOs were made effective January 3, 2022, the first trading day of 2022.

All such options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The January 2022 options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of all of the grants was not tied to the timing of any release of material information.

All 2022 stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a termination of employment due to a change in control or an executive officer’s termination of employment under certain circumstances. See “Potential Payments upon Termination or Change in Control” beginning on page P-66 for additional information. Subject to the limitations of the OSIP, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). However, without stockholder approval, the Committee may not reduce the exercise price of existing options or cancel outstanding options in exchange for cash or other options having a lower exercise price.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based upon the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. The following table provides the number of options granted to each NEO in 2022:

Executive Officer	Options Granted
Mr. Lauber	58,121
Mr. Fletcher	51,406
Ms. Liu	29,331
Mr. Klappa	40,665
Ms. Kelsey	16,181
Mr. Garvin	14,128

For financial reporting purposes, the stock options granted on January 3, 2022 had a grant date fair value of $14.71 per option.

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2022 Restricted Stock Awards. In December 2021, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 170 other employees. The grants were made effective January 3, 2022.

Other than the shares granted to Mr. Klappa, the restricted stock vests in three equal annual installments beginning on the one year anniversary of the applicable grant date. The shares of restricted stock granted to Mr. Klappa vest in full on the one year anniversary of the grant date, consistent with the restricted stock awards he has received each year since returning to the Company. In light of Mr. Klappa’s expected tenure as Executive Chairman, and after consultation with FW Cook, the Compensation Committee again determined not to make any changes to the vesting schedule.

Subject to very limited exceptions, restricted stock awarded to the Company’s executive officers, including the NEOs, is subject to a minimum one-year holding period following the vesting date. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” beginning on page P-66 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $92.088 per share. This value was based upon the volume-weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 1, 2021, and ending on December 14, 2021. The Compensation Committee uses the volume-weighted price for annual awards in order to minimize the impact of day-to-day volatility in the stock market.

The measurement period is customarily early- to mid-December for annual awards in order to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2022:

Executive Officer	Restricted Stock Granted
Mr. Lauber	5,510
Mr. Fletcher	4,873
Ms. Liu	2,781
Mr. Klappa	20,559
Ms. Kelsey	1,534
Mr. Garvin	1,339

2022 Performance Units. In December 2021, the Compensation Committee approved the grant of performance units to each of our NEOs and approved a pool of performance units that were granted to approximately 170 other employees.

With respect to the 2022 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2024, as compared to the total stockholder return of the custom peer group described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy Group’s performance against the Additional Performance Measure. For the 2022 performance unit awards, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy Group’s utility subsidiaries as the Additional Performance Measure.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

The 2022 performance unit peer group against which WEC Energy Group’s performance will be measured includes:

• Alliant Energy Corporation	• Dominion Energy, Inc.	• Eversource Energy	• The Southern Company
• Ameren Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• Xcel Energy Inc.
• American Electric Power Company	• Duke Energy Corp.	• NiSource Inc.
• CMS Energy Corporation	• Edison International	• OGE Energy Corp.
• Consolidated Edison, Inc.	• Evergy, Inc.	• Pinnacle West Capital Corp.

The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of FW Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a primary focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by FW Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because FW Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.

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In December 2022, the Compensation Committee determined that PG&E Corporation (“PG&E”) was no longer an appropriate peer comparison and approved the removal of PG&E from the custom peer group for the outstanding 2020-2022 performance unit awards. PG&E is a public utility holding company whose primary operating subsidiary sells and delivers electricity and natural gas to customers located in Northern and Central California. As a result, PG&E is subject to a significantly increased financial risk from wildfires and other natural disasters. In fact, in 2020 PG&E emerged from bankruptcy resulting from incidents related to these risks. In addition, some financial analysts have recently dropped their coverage of PG&E.

The required percentile ranking for 3-year total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

Pursuant to the terms of the performance unit plan, the vesting percentage of the performance units may be adjusted downwards or upwards based upon the Company’s performance against an Additional Performance Measure. Similar to the performance units awarded in 2020 and 2021, the Additional Performance Measure for the 2022 performance unit awards is the weighted average authorized return on equity (“ROE”) of all WEC Energy Group’s utility subsidiaries. In order for WEC Energy Group to meet its earnings per share targets, it is important that our utilities earn at or close to their allowed rates of return. The Company’s performance against this measure may decrease or increase the vesting percentage of the performance units up to 10% over the three-year performance period. The ROE target is based upon a formulaic calculation that varies each year based on our past and planned investments among our utilities, as well as each utility’s authorized ROE. For the 2020, 2021, and 2022 performance unit awards, the ROE targets and potential adjustments were set as follows for 2022:

If Actual Annual ROE is	The Annual Adjustment is	ROE Ranges
≤ 20 bp below the Authorized ROE	+ 3.33%	≥ 9.61%
21 - 30 bp below the Authorized ROE	0%	9.60% - 9.51%
> 30 bp below the Authorized ROE	(3.33)%	< 9.51%

WEC Energy Group’s utility subsidiaries achieved a weighted average authorized ROE of 9.81% for 2022. This resulted in a 3.33% increase in the vesting percentage of the performance units awarded in January 2022, January 2021 and January 2020.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $92.088 per unit, the same value used for the 2022 restricted stock granted in January 2022.

The following table provides the number of performance units granted to each NEO in 2022, at the 100% target level:

Executive Officer	Performance Units Granted
Mr. Lauber	23,876
Mr. Fletcher	21,118
Ms. Liu	12,049
Mr. Klappa	8,565
Ms. Kelsey	6,647
Mr. Garvin	5,804

2022 Payouts under Long-Term Incentive Awards Granted in 2020. The Compensation Committee granted performance unit awards to participants in the Performance Unit Plan in 2020. The terms of these performance units were substantially similar to those of the performance units granted in 2022 and described above. The required percentile ranks for total stockholder return and related vesting schedule were identical to that of the 2022 performance units.

Other than the inclusion of Dominion Energy, Inc. for the 2022 performance unit awards, payouts under the 2020 performance units were based upon our total stockholder return for the three-year performance period ended December 31, 2022 compared against the same group of peer companies used for the 2022 performance unit awards.

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As previously described, the Compensation Committee amended and restated the Company’s Performance Unit Plan, effective as of January 1, 2023, making several changes to the plan design. For purposes of calculating total shareholder return, the Prior PUP, under which the 2020 performance units were awarded, requires an initial investment of $100 and $100 investments each quarter thereafter for the duration of the three-year performance period. On the other hand, the plans of our peer companies require only the initial $100 investment. Investing $100 each quarter rewards those companies whose stock price drops significantly during the performance period compared to their peers, and then increases even if such increase is in line with the rest of their peers. Management and the Compensation Committee reviewed the performance of companies whose stock price significantly underperformed WEC Energy Group’s stock price between the start and end of the performance period, yet would have ranked higher in the total stockholder return calculation under the Company’s plan. These companies were Edison International, First Energy, OGE Energy Corp. and Pinnacle West Capital. The stock price of these four companies dropped significantly during the three-year performance period for strategic, operational and/or regulatory reasons specific to each company.

As a result, when calculating the total stockholder return for these companies, the Compensation Committee adjusted for their significant underperformance during the performance period. Accounting for these adjustments, as well as the removal of PG&E Corporation from the peer group for all outstanding performance unit awards, resulted in a total stockholder return for WEC Energy Group at the 43.8th percentile of the peer group for the three-year performance period ended December 31, 2022, resulting in the performance units vesting at a level of 81.3%. The cumulative three-year impact of the Company’s performance against the Additional Performance Measure was a 10% increase in the vesting percentage of the performance units for a total vesting level of 91.3%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($93.76) on December 30, 2022, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2022” table.

COMPENSATION RECOUPMENT POLICY

Accountability is a fundamental value of WEC Energy Group. To reinforce this value through the Company’s executive compensation program, the Compensation Committee has adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three-year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officer’s level.

In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan and Non-Qualified Retirement Savings Plan; WEC Energy Group stock held in WEC Energy Group’s 401(k) plans; performance units at target; and shares held in a brokerage account, jointly with an immediate family member or in a trust.

The guidelines require each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk-taking by Company officers.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in October 2022. The Compensation Committee determined that all NEOs are in compliance, or making sufficient progress towards compliance, with these guidelines.

PROHIBITION ON HEDGING AND PLEDGING

WEC Energy Group’s Corporate Securities Trading Policy prohibits Directors and active employees (including officers) or any of their designees from using any strategies or products (including derivatives, short-selling techniques, prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any potential changes in the value of WEC Energy Group’s common stock. The policy applies to WEC Energy Group common stock granted to the employees or Directors by the Company as part of their compensation or held directly or indirectly by employees or Directors. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

WEC Energy Group	P-54	2023 Proxy Statement

LIMITED TRADING WINDOWS

Officers, including the NEOs, other identified employees, and the Company’s Directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements, or subject to a 10b5-1 trading plan approved during an open trading window.

RETIREMENT PROGRAMS

We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental pension plan, individual letter agreements with some of the NEOs, a 401(k) plan, and a non-qualified retirement savings plan. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2022” and “Retirement Plans” beginning on page P-62.

OTHER BENEFITS, INCLUDING PERQUISITES

We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, annual contributions to a qualified savings plan, and moving and relocation costs) are generally the same programs offered to substantially all of the Company’s management employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, reimbursement for expenses related to annual physical exam costs not covered by insurance, and limited spousal travel for business purposes. The Company also pays periodic dues and fees for club memberships for designated officers. Mr. Garvin received this benefit in 2022.

We customarily review market data regarding executive perquisite practices on an annual basis. For 2022, the Compensation Committee again reviewed our package of perquisites with FW Cook and decided not to make any changes. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses either of the Company’s identified preferred providers, Annex Wealth Management or AYCO. We believe the use of the preferred financial advisers provides administrative benefits and eases communication between Company personnel and the financial advisers.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. We do not permit personal use of the airplane available to the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether or not an executive’s spouse travels. Any tax reimbursement is subject to the Company’s Tax Gross-Up Policy discussed below.

In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY

The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.

SEVERANCE BENEFITS AND CHANGE IN CONTROL

Mr. Fletcher, who retired effective June 1, 2022, was a party to an employment agreement with the Company that included severance benefits. In conjunction with his retirement, Mr. Fletcher was not entitled to any of these benefits. None of the remaining NEOs, including Mr. Lauber, have entered into an employment agreement that provides for severance and change in control benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. For a discussion of the severance benefits available to our executive officers generally, see “Potential Payments upon Termination or Change in Control” located on page P-66.

In addition, our supplemental pension plan provides that in the event of a change in control, participants will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

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IMPACT OF PRIOR COMPENSATION

The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

TAX AND ACCOUNTING CONSIDERATIONS

When reviewing and adjusting the Company’s compensation program, the Compensation Committee considers factors that may have an impact on the Company’s financial performance, including tax and accounting rules. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that the Company pays to certain covered employees, generally including the NEOs, to $1 million in any year per person. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

RETENTION AGREEMENT

Due to unforeseen medical circumstances in 2017 involving the Company’s then-CEO, the Company, under the Board’s careful oversight, was required to adjust its CEO succession plan and accelerate the development of the next generation of Company leadership. Since that time, the Company has continued to deliver strong results and shareholder value.

With his appointment, effective February 1, 2022, Mr. Lauber became the Company’s fourth CEO in six years. In order to provide sufficient time for longer term succession planning, the Compensation Committee determined it was in the Company’s best interest to incentivize Mr. Lauber, age 56 at that time, to remain with the Company until his retirement.

As we previously disclosed, on February 21, 2022, the Company and Mr. Lauber entered into a letter agreement, which was approved by the Compensation Committee after consideration of input from FW Cook. Pursuant to the terms of this agreement, the Company will credit an annual contribution of $300,000 to a nonqualified account beginning February 21, 2022. So long as Mr. Lauber remains employed by the Company, an additional $300,000 will be credited annually on February 1, until a maximum of 10 contributions have been made. In addition, the account will be credited with interest at a rate of 5.0% annually, which is equivalent to the interest crediting rate under the Company’s cash balance pension plan. The account would vest upon the sixth such contribution, at which time Mr. Lauber will be 61, or upon Mr. Lauber’s death or disability.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Ulice Payne, Jr., Committee Chair William M. Farrow III Thomas K. Lane

WEC Energy Group	P-56	2023 Proxy Statement

Executive Compensation Tables

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and each of the other individuals identified in the table below (the “NEOs”).

SUMMARY COMPENSATION TABLE

							(7)
Name and Principal Position	Year	Salary	Bonus	(4) Stock Awards	(5) Option Awards	(6) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(8)(9) All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Scott J. Lauber(1) President and CEO	2022	1,027,925	—	2,822,085	854,960	2,832,628	177,482	434,381	8,149,461	8,047,466
	2021	921,719	—	1,577,250	615,740	1,555,544	199,430	117,568	4,987,251	4,833,031
	2020	750,923	—	1,354,142	419,612	1,269,733	201,143	101,459	4,097,012	3,918,311
J. Kevin Fletcher(1) Retired President and CEO	2022	452,193	—	3,531,880(2)	756,182	1,207,397	2,173,669	30,190	8,151,511	6,171,519
	2021	1,102,727	—	2,331,500	910,166	2,846,308	11,157,354	133,816	18,481,871	7,425,415
	2020	1,068,828	—	2,388,372	720,763	2,717,859	11,082,248	158,101	18,136,171	7,098,443
Xia Liu Executive Vice President and CFO	2022	766,549	—	1,424,199	431,459	1,244,278	965	446,979	4,314,429	4,314,429
	2021	739,450	—	1,279,120	499,356	1,174,535	812	356,739	4,050,012	4,050,012
	2020	423,519	100,000(3)	1,678,010(3)	456,977	684,975	—	306,688	3,650,169	3,650,169
Gale E. Klappa Executive Chairman	2022	1,136,835	—	2,796,924	598,182	3,118,817	139,266	333,813	8,123,837	8,123,837
	2021	1,098,334	—	2,512,072	692,261	2,944,006	479,972	286,747	8,013,392	7,639,967
	2020	1,064,570	—	1,838,167	391,576	2,273,906	3,037,770	283,131	8,889,120	5,947,094
Margaret C. Kelsey Executive Vice President, General Counsel and Corporate Secretary	2022	593,767	—	785,663	238,023	904,973	683	162,781	2,685,890	2,685,890
	2021	579,232	—	712,544	278,150	862,542	858	160,981	2,594,307	2,594,307
	2020	564,702	—	734,188	221,561	861,570	2,500	157,591	2,542,112	2,542,112
Robert M. Garvin Executive Vice President - External Affairs	2022	522,428	—	685,978	207,823	684,792	123,272	84,402	2,308,695	2,201,990
	2021	500,873	—	539,076	210,461	646,410	105,142	82,217	2,084,179	1,987,652
	2020	487,598	—	554,688	167,396	644,740	97,486	81,927	2,033,835	1,940,242

Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we believe that total compensation minus the change in pension value provides helpful additional information for comparative purposes.

(1)	As previously disclosed, Mr. Fletcher announced that he would retire in June 2022. Effective February 1, 2022, Mr. Fletcher transitioned to the role of Senior Adviser until his retirement, and Mr. Lauber became the President and CEO of the Company.

(2)	In connection with Mr. Fletcher’s 2022 retirement, and in light of his many contributions to the success of the Company, the Compensation Committee accelerated the vesting of 9,707 shares of restricted stock previously awarded to him. The fair value associated with this acceleration was $1,035,834, which is included in the reported amount. The prorated payout to Mr. Fletcher for the performance units that were granted in 2022 is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2022” table.

(3)	In connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Liu received a signing bonus of $100,000 and a one-time restricted stock award valued at $400,000.

(4)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and/or restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Lauber, Klappa, and Garvin, and Mmes. Liu and Kelsey, is $4,012,630, $1,439,469, $975,427, $2,024,994, and $1,117,079, respectively, for the 2022 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Lauber, Klappa, and Garvin, and Mmes. Liu and Kelsey, is $2,242,626, $1,293,052, $766,543, $1,818,741, and $1,013,225, respectively, for the 2021 awards. See “Option Exercises and Stock Vested For Fiscal Year 2022” for the amount of the actual payout with respect to the 2020 award of performance units. See “Option Exercises and Stock Vested for Fiscal Year 2022” for the amount of the actual payout with respect to Mr. Fletcher’s 2020, 2021 and 2022 awards of performance units that vested pursuant to the terms of the Company’s Performance Unit Plan upon his retirement on June 1, 2022. Not included are the performance unit awards resulting from short-term dividend equivalents and/or the Additional Performance Measure that may increase or, in the case of the Additional Performance Measure, decrease these amounts.

WEC Energy Group	P-57	2023 Proxy Statement

(5)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(n) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2022 Annual Report on Form 10-K for a description of these assumptions. For 2022, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(n).

(6)	Consists of the annual incentive compensation earned under WEC Energy Group’s STPP.

(7)	The amounts reported for 2022, 2021, and 2020 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2021 to December 31, 2022, December 31, 2020 to December 31, 2021, and December 31, 2019 to December 31, 2020, respectively. The amounts reported for all three years also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2022 are shown below.

Name	Change in Pension Value	Non-Qualified Deferred Compensation Earnings	Total
	($)	($)	($)
Scott J. Lauber	101,995	75,487	177,482
J. Kevin Fletcher	1,979,992	193,677	2,173,669
Xia Liu	—	965	965
Gale E. Klappa	—	139,266	139,266
Margaret C. Kelsey	—	683	683
Robert M. Garvin	106,705	16,567	123,272

For 2022, 2021, and 2020, the applicable discount rate used to value pension plan liabilities moved from 2.95% to 5.50%, 2.65% to 2.95%, and 3.40% to 2.65%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs. For 2022, Mr. Klappa’s pension value decreased by $3,315,050 due to the increase in the discount rate, and is shown as $0 pursuant to applicable SEC rules.

The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Fletcher and Klappa are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

Mr. Fletcher’s increase in pension value in 2022, 2021, and 2020 primarily reflects the increase in his 36-month average compensation as President and CEO.

(8)	During 2022, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Lauber, Fletcher, and Klappa, and Ms. Liu, were provided with membership in a service that provides healthcare and safety management when traveling outside the United States. Although Messrs. Fletcher and Klappa utilized the benefit of spousal travel for business purposes in 2022, there was no associated cost to the Company as Messrs. Fletcher and Klappa were not eligible to receive reimbursement for taxes paid on imputed income attributable for such travel.

(9)	For Mr. Klappa, the amount reported in All Other Compensation for 2022 includes $21,947 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Lauber, Fletcher, Klappa, and Garvin, and Mmes. Liu and Kelsey, for 2022 also consists of:

•	Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $12,200 for each NEO;

•	Employer contributions into the WEC Energy Group 401(k) plan in the amount of $18,300 for Mr. Klappa and Mmes. Liu and Kelsey, and into the WEC Energy Group Non-Qualified Retirement Savings Plan in the amount of $97,661 for Ms. Liu, $225,907 for Mr. Klappa, and $68,749 for Ms. Kelsey. These payments are in lieu of participation in the Company’s pension plan;

•	“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $90,724 for Mr. Lauber, $65,107 for Ms. Liu, $38,264 for Mr. Klappa, $45,833 for Ms. Kelsey, and $34,198 for Mr. Garvin;

•	Retention credit contributed to a nonqualified account in the amount of $300,000 for Mr. Lauber. See “Retention Agreement” in the Compensation Discussion and Analysis for a description;

•	Retirement income supplement contributed to a nonqualified account in the amount of $239,881 for Ms. Liu. See “Ms. Liu’s Retirement Income Supplement” on page P-64 for a description of this benefit;

•	Relocation expense tax reimbursement to Ms. Liu; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amount of $13,963 and $17,862 for Messrs. Lauber and Garvin, respectively.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2022

The following table shows additional data regarding incentive plan awards to the NEOs for 2022.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)	Closing Market Price ($/Sh)
Scott J. Lauber	1/20/22	—	345,443	1,381,770	2,901,717	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	5,969	23,876	41,783	—	—	—	—	2,292,932
	1/3/22	12/2/21	—	—	—	—	—	—	5,510	—	—	—	529,153
	1/3/22	12/2/21	—	—	—	—	—	—	—	58,121	96.035	96.09	854,960
J. Kevin Fletcher	1/20/22	—	147,244	588,975	1,236,848	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	5,280	21,118	36,957	—	—	—	—	2,028,067
	1/3/22	12/2/21	—	—	—	—	—	—	4,873	—	—	—	467,979
	1/3/22	12/2/21	—	—	—	—	—	—	—	51,406	96.035	96.09	756,182
Xia Liu	1/20/22	—	151,741	606,965	1,274,626	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	3,012	12,049	21,086	—	—	—	—	1,157,126
	1/3/22	12/2/21	—	—	—	—	—	—	2,781	—	—	—	267,073
	1/3/22	12/2/21	—	—	—	—	—	—	—	29,331	96.035	96.09	431,459
Gale E. Klappa	1/20/22	—	380,344	1,521,374	3,194,886	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	2,141	8,565	14,989	—	—	—	—	822,540
	1/3/22	12/2/21	—	—	—	—	—	—	20,559	—	—	—	1,974,384
	1/3/22	12/2/21	—	—	—	—	—	—	—	40,665	96.035	96.09	598,182
Margaret C. Kelsey	1/20/22	—	110,363	441,450	927,045	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	1,662	6,647	11,632	—	—	—	—	638,345
	1/3/22	12/2/21	—	—	—	—	—	—	1,534	—	—	—	147,318
	1/3/22	12/2/21	—	—	—	—	—	—	—	16,181	96.035	96.09	238,023
Robert M. Garvin	1/20/22	—	83,511	334,045	701,495	—	—	—	—	—	—	—	—
	1/3/22	12/2/21	—	—	—	1,451	5,804	10,157	—	—	—	—	557,387
	1/3/22	12/2/21	—	—	—	—	—	—	1,339	—	—	—	128,591
	1/3/22	12/2/21	—	—	—	—	—	—	—	14,128	96.035	96.09	207,823

(1)	On December 2, 2021, the Compensation Committee awarded the annual 2022 option, restricted stock, and performance unit grants effective the first trading day of 2022 (January 3, 2022).

(2)	Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP. For a more detailed description of the STPP, see the Compensation Discussion and Analysis. For Mr. Fletcher, these represent prorated amounts to account for his 2022 retirement. For Mr. Lauber, these represent prorated amounts based upon his base salary and target STPP award as Senior Executive Vice President and Chief Operating Officer for one month and President and CEO for 11 months.

(3)	Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group’s Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon the Company’s performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. In addition, these amounts do not reflect any potential impact of the Company’s performance against the Additional Performance Measure. For a more detailed description of the performance units, short-term dividend equivalents, and Additional Performance Measure, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)	Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)	The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock, which is listed on the New York Stock Exchange, reported by Bloomberg L.P. on the grant date.

WEC Energy Group	P-59	2023 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2022.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Scott J. Lauber	5,330	—	—	52.895	1/2/25	—	—	—	—
	6,720	—	—	50.925	1/4/26	—	—	—	—
	17,320	—	—	58.305	1/3/27	—	—	—	—
	26,465	—	—	66.015	1/2/28	—	—	—	—
	30,560	—	—	68.175	1/2/29	—	—	—	—
	—	32,420	—	91.4875	1/2/30	—	—	—	—
	—	5,750	—	88.5475	7/1/30	—	—	—	—
	—	46,647	—	91.06	1/4/31	—	—	—	—
	—	58,121	—	96.035	1/3/32	—	—	—	—
	—	—	—	—	—	8,606	806,899	—	—
	—	—	—	—	—	—	—	4,729	443,391
	—	—	—	—	—	—	—	25,408	2,382,254
J. Kevin Fletcher	44,825	—	—	68.175	1/2/29	—	—	—	—
	66,614	—	—	91.4875	1/2/30	—	—	—	—
	68,952	—	—	91.06	1/4/31	—	—	—	—
	51,406	—	—	96.035	1/3/32	—	—	—	—
Xia Liu	—	36,705	—	92.315	6/1/30	—	—	—	—
	—	37,830	—	91.06	1/4/31	—	—	—	—
	—	29,331	—	96.035	1/3/32	—	—	—	—
	—	—	—	—	—	6,846	641,881	—	—
	—	—	—	—	—	—	—	3,835	359,570
	—	—	—	—	—	—	—	12,822	1,202,191
Gale E. Klappa	50,000	—	—	52.895	1/2/25	—	—	—	—
	46,074	—	—	50.925	1/4/26	—	—	—	—
	115,960	—	—	66.015	1/2/28	—	—	—	—
	33,180	—	—	68.175	1/2/29	—	—	—	—
	—	36,190	—	91.4875	1/2/30	—	—	—	—
	—	52,444	—	91.06	1/4/31	—	—	—	—
	—	40,665	—	96.035	1/3/32	—	—	—	—
	—	—	—	—	—	20,559	1,927,612	—	—
	—	—	—	—	—	—	—	2,727	255,684
	—	—	—	—	—	—	—	9,114	854,529
Margaret C. Kelsey	18,380	—	—	66.015	1/2/28	—	—	—	—
	20,147	—	—	68.175	1/2/29	—	—	—	—
	—	20,477	—	91.4875	1/2/30	—	—	—	—
	—	21,072	—	91.06	1/4/31	—	—	—	—
	—	16,181	—	96.035	1/3/32	—	—	—	—
	—	—	—	—	—	3,015	282,686	—	—
	—	—	—	—	—	—	—	2,136	200,271
	—	—	—	—	—	—	—	7,073	663,164
Robert M. Garvin	14,185	—	—	58.305	1/3/27	—	—	—	—
	14,705	—	—	66.015	1/2/28	—	—	—	—
	14,931	—	—	68.175	1/2/29	—	—	—	—
	—	15,471	—	91.4875	1/2/30	—	—	—	—
	—	15,944	—	91.06	1/4/31	—	—	—	—
	—	14,128	—	96.035	1/3/32	—	—	—	—
	—	—	—	—	—	2,458	230,462	—	—
	—	—	—	—	—	—	—	1,616	151,516
	—	—	—	—	—	—	—	6,176	579,062

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date. Pursuant to the terms of the OSIP, all of Mr. Fletcher’s outstanding stock option awards fully vested upon his retirement.

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(2)	Effective January 2, 2020, Messrs. Lauber, Fletcher and Garvin, and Ms. Kelsey, were granted restricted stock awards of 2,382; 4,895; 1,137; and 1,505 shares, respectively, which began vesting in three equal annual installments on January 4, 2021. Effective June 1, 2020, Ms. Liu was granted a restricted stock award of 6,927 shares, which began vesting in three equal annual installments on June 1, 2021. Effective July 1, 2020, Mr. Lauber was granted a restricted stock award of 406 shares, which began vesting in three equal annual installments on July 1, 2021. Effective January 4, 2021, Messrs. Lauber, Fletcher and Garvin, and Mmes. Liu and Kelsey, were granted restricted stock awards of 3,248; 4,801; 1,110; 2,634; and 1,467 shares, respectively, which began vesting in three equal annual installments on January 4, 2022. Effective January 3, 2022, Messrs. Lauber and Garvin, and Mmes. Liu and Kelsey, were granted restricted stock awards of 5,510; 1,339; 2,781; and 1,534 shares, respectively, which began vesting in three equal annual installments on January 3, 2023. Effective January 3, 2022, Mr. Fletcher was granted a restricted stock award of 4,873 shares. In connection with his retirement effective June 1, 2022, the Compensation Committee accelerated the vesting of all of Mr. Fletcher’s unvested restricted stock granted in 2020, 2021 and 2022. Effective January 3, 2022, Mr. Klappa was granted a restricted stock award of 20,559 shares. Mr. Klappa’s 2022 restricted stock grant vested 100% on January 3, 2023. The vesting of the restricted stock granted to Messrs. Lauber and Garvin, and Mmes. Liu and Kelsey, may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee.

(3)	The number of performance units reported were awarded in 2021 (first line) and 2022 (second line) and vest at the end of the three-year performance period ending December 31, 2023 and December 31, 2024, respectively. The number of performance units reported and their corresponding value are based upon a payout at the threshold amount for 2021 and target amount for 2022. The number and value of the 2021 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2021 and 2022. The number and value of the 2022 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2022.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2022

This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3)(4) ($)
Scott J. Lauber	5,000	280,754	2,900	279,527
	—	—	12,005	1,125,564
J. Kevin Fletcher	33,400	1,506,717	14,241(5)	1,454,225(5)
	—	—	31,620(6)	3,309,617(6)
Xia Liu	—	—	3,187	326,783
	—	—	11,048	1,035,854
Gale E. Klappa	—	—	19,473	1,874,860
	—	—	5,883	551,618
Margaret C. Kelsey	—	—	1,577	151,567
	—	—	6,491	608,553
Robert M. Garvin	31,480	1,649,253	1,183	113,700
	—	—	4,904	459,775

(1)	Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

(2)	Reflects the number of shares of restricted stock that vested in 2022 (first line) and, except for Mr. Fletcher, the number of performance units that vested as of December 31, 2022, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)	Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of
WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported by Bloomberg L.P. on the vesting date.

(4)	Other than Mr. Fletcher, performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 30, 2022, the last trading day of the year.

(5)	Includes 9,707 shares of restricted stock for which the Company accelerated vesting effective June 1, 2022. The value realized by Mr. Fletcher in connection with this acceleration was $1,018,410, and was determined by using the average of the high and low prices of WEC Energy Group common stock on June 1, 2022.

(6)	Reflects the prorated number of performance units awarded in 2020, 2021 and 2022 (based upon the target 100% rate) that vested pursuant to the terms of the Company’s Performance Unit Plan upon Mr. Fletcher’s retirement. The value realized was determined using the closing price of WEC Energy Group common stock on June 1, 2022.

WEC Energy Group	P-61	2023 Proxy Statement

PENSION BENEFITS AT FISCAL YEAR-END 2022

The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2022 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (4)(5) ($)	Payments During Last Fiscal Year (6) ($)
Scott J. Lauber	WEC Energy Group Plan	32.50	553,205	—
	SERP	32.50	711,595	—
	Individual Letter Agreement	—	—	—
J. Kevin Fletcher	WEC Energy Group Plan	10.59	165,895	5,629
	SERP	10.59	787,327	—
	Individual Letter Agreement	45.17	32,804,663	—
Xia Liu(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Gale E. Klappa(3)	WEC Energy Group Plan	13.00	260,005	—
	SERP	—	2,615,261	263,731
	Individual Letter Agreement	38.67	18,341,750	1,849,639
Margaret C. Kelsey(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	11.67	258,779	—
	SERP	11.67	574,237	—
	Individual Letter Agreement	11.67	89,568	—

(1)	Years of service are computed as of December 31, 2022, the pension plan measurement date used for financial statement reporting purposes. Mr. Fletcher has been credited with 34.58 years of service pursuant to the terms of his Individual Letter Agreement (“ILA”). Prior to his retirement in May 2016, Mr. Klappa was credited with 25.67 years of service pursuant to the terms of his ILA. The increase in the aggregate amount of each of Messrs. Fletcher’s and Klappa’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $25,825,512 and $18,534,822, respectively.

(2)	Mmes. Liu and Kelsey are not eligible to receive pension benefits under the WEC Energy Group Plan.

(3)	Upon his retirement in May 2016, Mr. Klappa’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the supplemental executive retirement plan (“SERP”). Payments related to the ILA were actually paid under the WEC SERP.
Mr. Klappa is not accruing additional benefits under these plans in connection with his current service.

(4)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	Earliest projected unreduced retirement age based upon projected service:
–	For Mr. Lauber, age 60.
–	For Mr. Fletcher, age 64 (actual age at retirement in 2022).
–	For Mr. Klappa, age 65.67 (actual age at retirement in 2016).
–	For Mr. Garvin, age 56.42.
•	Discount rate of 5.50%.
•	Cash balance interest crediting rate of 5.00%.
•	Form of payment:
–	Mr. Lauber: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP - Ten Year Annual Installment
–	Mr. Fletcher’s actual form of payment elected at retirement: WEC Energy Group Plan 100% joint & survivor annuity; SERP and ILA - 50% joint & survivor annuity
–	Mr. Klappa’s actual form of payment elected at retirement: WEC Energy Group Plan, SERP, and ILA - Single Life annuity
–	Mr. Garvin: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Five Annual Installments
•	Mortality Table for life annuity - Pri-2012/Male/White Collar as published by the Society of Actuaries with modified MP2020 projection.

(5)	WEC Energy Group’s pension benefit obligations to Messrs. Fletcher and Klappa will be partially offset by pension benefits they are entitled to receive from their former employers. The amounts reported for Messrs. Fletcher and Klappa represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Fletcher’s and Klappa’s accumulated benefit under all of the plans is $36,157,424 and $24,842,014 respectively, $2,399,539 and $3,624,998 of which we estimate the prior employer is obligated to pay. If Messrs. Fletcher’s and Klappa’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

(6)	Mr. Klappa continues to receive retirement benefits under the SERP; however, payments under the WEC Energy Group Plan were suspended for Mr. Klappa at the time he resumed his role as an executive officer with the Company.

RETIREMENT PLANS

WEC Energy Group maintains four different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); ILAs; and the WEC Energy Group Retirement Savings Plan, which is a 401(k) plan, for those individuals who are not eligible to participate in the WEC Energy Group Plan. The compensation considered for purposes of the retirement plans (other than the WEC Energy Group Plan and SERP) for Mr. Fletcher is $3,995,628. This amount represents the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Lauber and Garvin, the compensation considered for purposes of the retirement plans is $2,573,089 and $1,159,947 respectively, of which $305,000 is applied to the WEC Energy Group

WEC Energy Group	P-62	2023 Proxy Statement

Plan and the remainder to the SERP. These amounts represent their 2022 base salary, plus their 2021 STPP award paid in 2022. As of December 31, 2022, Messrs. Lauber and Garvin currently have 32.5 and 11.67 credited years of service, respectively, under the various plans described below. Messrs. Lauber and Garvin were not granted additional years of credited service. See below for a discussion of the contributions made to the WEC Energy Group Retirement Savings Plan on behalf of Mr. Klappa and Mmes. Liu and Kelsey, who do not participate in the WEC Energy Group Plan.

The WEC Energy Group Plan

Many of our regular full-time and part-time employees, including several of the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For Mr. Lauber, estimated benefits under the cash balance plan formula are higher than under the grandfathered formula. Messrs Fletcher and Garvin do not participate in the grandfathered formula.

Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $305,000 of pension eligible earnings (base pay and annual incentive compensation) could be considered for purposes of the WEC Energy Group Plan in 2022.

Supplemental Executive Retirement Plans and Individual Letter Agreements

Designated officers of WEC Energy Group, including all of the NEOs (other than Mmes. Liu and Kelsey) participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. Although Mr. Klappa remains a participant in the SPP, he no longer accrues any benefits under the plan as a result of his earlier retirement in 2016.

WEC Energy Group entered into an agreement with Mr. Fletcher when he first commenced employment in 2011 to provide him with supplemental retirement benefits upon his retirement, provided he completed one year of service with the Company. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Fletcher comparable to that which would have been received under his prior employer’s defined benefit pension plan, calculated without regard to Internal Revenue Code limits, and as if Mr. Fletcher’s employment continued with the prior employer and the defined benefit formula then in effect under the prior employer’s plan continued to his retirement. The retirement benefits payable as a result of this agreement will be offset by the value of any qualified and non-qualified defined benefit pension plan of the prior employer.

WEC Energy Group	P-63	2023 Proxy Statement

WEC Energy Group entered into an individual letter agreement with Mr. Klappa when he first commenced employment in 2003 to provide him with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Klappa comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until his retirement, calculated without regard to Internal Revenue Code limits, and as if Mr. Klappa had started participation in the WEC Energy Group Plan at age 27. As a result, pursuant to the terms of the agreement, which terminated upon Mr. Klappa’s retirement in May 2016, Mr. Klappa had 38.67 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement.

The Company entered into an agreement with Mr. Garvin when he was hired in April 2011 that provides for a supplemental pension benefit account, which was credited with $50,000. This account is credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance vested in April 2021, when Mr. Garvin completed 10 years of service.

The purpose of these agreements was to ensure that Messrs. Fletcher, Klappa, and Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Ms. Liu’s Retirement Income Supplement

WEC Energy Group entered into an employment agreement with Ms. Liu when she commenced employment in June 2020 that provides for a retirement income supplement. Pursuant to the agreement, WEC Energy Group will credit $225,000 annually to a nonqualified account. The annual credit plus interest will continue until the year in which Ms. Liu ceases employment or reaches age 62. The balance at separation or age 62 will be frozen and will not exceed $3,000,000. Effective January 1 of each year, the account will be credited with interest at the annual average prime rate, not to exceed 5%. Amounts credited to the account will vest at age 55, and will be distributed at Ms. Liu’s retirement or other separation. Administration of this benefit is intended to comply with Section 409A of the Internal Revenue Code. The purpose of providing this benefit under Ms. Liu’s agreement was to ensure that she did not lose retirement benefits by joining the executive management team at the Company she otherwise would have accrued and received from her former employer.

Mr. Lauber’s Retention Agreement

See “Retention Agreement” in the Compensation Discussion and Analysis for information regarding an agreement the Company entered into with Mr. Lauber pursuant to which the Company will credit up to 10 annual contributions of $300,000 to a nonqualified account if Mr. Lauber remains with the Company.

WEC Energy Group Retirement Savings Plan

Effective January 1, 2015, all newly hired management employees, including executive officers, will receive an annual contribution equal to 6% of pension-eligible wages from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. Pension-eligible wages consist of annual base salary and STPP payouts. In connection with this plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. Balances in the 401(k) and non-qualified retirement savings plans vest after one full year of service.

Since Mr. Klappa is considered a new employee, he no longer accrues additional benefits under the WEC Energy Group Plan. Mr. Klappa, along with Mmes. Liu and Kelsey, are entitled to receive Company contributions to the 401(k) plan and Non-Qualified Retirement Savings Plan.

WEC Energy Group	P-64	2023 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2022

The following table reflects activity by the NEOs during 2022 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
Name	($)	($)	($)	($)	($)
Scott J. Lauber	276,630	90,724	96,963	—	3,719,367
J. Kevin Fletcher	—	—	314,806	1,210,669	5,922,613
Xia Liu	966,340	65,107	47,675	—	1,498,408
Gale E. Klappa	69,784	38,264	218,556	1,117,365	3,889,385
Margaret C. Kelsey	101,557	45,833	4,204	—	863,335
Robert M. Garvin	81,196	34,198	29,023	—	1,410,193

(1)	All of the amounts are reported as compensation in the “Summary Compensation Table” of this proxy statement.

(2)	$1,586,123, $4,728,428, $7,311,859, $599,780, $391,543, and $396,947 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Lauber, Fletcher, Klappa, and Garvin, and Mmes. Liu and Kelsey, respectively. The amount reported in this column for Mr. Klappa is lower than the previously reported amount because Mr. Klappa has been receiving distributions under the WEC Energy Group Executive Deferred Compensation Plan for several years.

Executive Deferred Compensation Plan

WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen (subject to appreciation in value of such amounts) so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2022 are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains and vested restricted stock may not be deferred into the EDCP. Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in our discretion, the Company may credit any other amounts, as appropriate, to each participant’s account.

Participants may elect to participate in the WEC Energy Group Common Stock Fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

The annual rate of return for the calendar year ended December 31, 2022 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was -0.49% and 4.75%, respectively.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may periodically make changes to their measurement fund elections.

At the time of his or her deferral election, each participant may designate a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout delays the initial payment at least five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy

WEC Energy Group	P-65	2023 Proxy Statement

Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2022, as reported in the “Aggregate Balance at Last Fiscal Year-End” column under “Nonqualified Deferred Compensation for Fiscal Year 2022.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2022 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2022, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2022.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability

In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Energy Group Plan cash balance;

•	in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.

Payments Made Upon Normal Retirement

In the event of the retirement of a NEO, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs (Ms. Liu would be entitled to full vesting of her retirement income supplement);

•	401(k) plan and EDCP account balances; and

•	the value of unused vacation days, if any.

In addition to the receipt of these benefits by Mr. Fletcher in connection with his retirement on June 1, 2022, the Compensation Committee accelerated the vesting of 9,707 shares of restricted stock. See “Summary Compensation Table” above for information regarding Mr. Fletcher’s prorated annual incentive compensation. See “Options Exercised and Stock Vested for Fiscal year 2022” for additional information regarding the vesting of Mr. Fletcher’s restricted stock and performance unit awards. The value of stock options that vested upon Mr. Fletcher’s retirement (based on the excess of the market price of the Company’s common stock on June 1, 2022 over the exercise price of such options) was $2,260,467.

WEC Energy Group	P-66	2023 Proxy Statement

Payments Made Under Employment Agreement Upon a Change in Control, Involuntary Termination, or Termination for Good Reason

Pursuant to the terms of the SPP, retirement benefits are paid to all participating NEOs upon termination of employment within 18 months of a change in control. Participants appointed by the Company, including the NEOs, are also eligible to receive a supplemental disability benefit pursuant to the terms of the WEC Energy Group Supplemental Long-Term Disability Plan, in an amount equal to the difference between the actual amount of the benefit payable under the long term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Mr. Fletcher was a party to an employment agreement with the Company that included severance benefits. In conjunction with his retirement on June 1, 2022, Mr. Fletcher was not entitled to any of these benefits.

Payments under the Severance Pay Plan

Messrs. Lauber, Klappa and Garvin, and Mmes. Liu and Kelsey, have not entered into any agreement that currently provides for severance benefits upon a change in control or otherwise. These officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

Payments under Retention Agreement

Pursuant to the terms of a letter agreement, Mr. Lauber will be credited an annual contribution of $300,000 to a nonqualified account beginning on February 21, 2022. So long as Mr. Lauber remains employed by the Company, an additional $300,000 will be credited on February 1, until a maximum of 10 contributions have been made. In addition, the account will be credited with interest at a rate of 5.0% annually. This account would vest upon the sixth contribution, at which time Mr. Lauber will be 61, or upon Mr. Lauber’s death or disability. For more information, see “Compensation Discussion and Analysis - Retention Agreement”.

Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company

The following tables show the potential payments upon termination or a change in control of the Company for:

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Scott J. Lauber
Compensation:
Cash Severance	—	—	—	2,406,820	2,406,820	—	—
Retention Agreement	—	—	—	—	—	300,000	300,000
Long-Term Incentive Compensation:
Performance Units	—	1,702,119	—	—	3,705,912	3,705,912	3,705,912
Restricted Stock	—	—	—	—	806,899	806,899	806,899
Options	—	229,593	—	—	229,593	229,593	229,593
Benefits & Perquisites:
Retirement Plans	1,264,800	1,264,800	1,264,800	1,264,800	1,264,800	1,264,800	1,281,962
Health and Welfare Benefits	—	—	—	10,043	10,043	—	—
Death Benefit	—	—	—	—	—	—	—
Total	1,264,800	3,196,512	1,264,800	3,681,663	8,424,067	6,307,204	6,324,366

Xia Liu
Compensation:
Cash Severance	—	—	—	163,880	163,880	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,144,997	—	—	2,299,199	2,299,199	2,299,199
Restricted Stock	—	—	—	—	641,881	641,881	641,881
Options	—	155,180	—	—	155,180	155,180	155,180
Benefits & Perquisites:
Retirement Plans	—	697,756	—	697,756	697,756	697,756	697,756
Health and Welfare Benefits	—	—	—	10,043	10,043	—	—
Death Benefit	—	—	—	—	—	—	2,277,000
Total	—	1,997,933	—	871,679	3,967,939	3,794,016	6,071,016

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Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Gale E. Klappa
Compensation:
Cash Severance	—	—	—	2,012,722	2,012,722	—	—
Long-Term Incentive Compensation:
Performance Units	—	813,931	—	—	1,634,489	1,634,489	1,634,489
Restricted Stock	—	—	—	—	1,927,612	1,927,612	1,927,612
Options	—	223,841	—	—	223,841	223,841	223,841
Benefits & Perquisites:
Retirement Plans	21,217,016	21,217,016	21,217,016	21,217,016	21,217,016	21,217,016	—
Health and Welfare Benefits	—	—	—	10,043	10,043	—	—
Death Benefit	—	—	—	—	—	—	—
Total	21,217,016	22,254,788	21,217,016	23,239,781	27,025,723	25,002,958	3,785,942

Margaret C. Kelsey
Compensation:
Cash Severance	—	—	—	247,212	247,212	—	—
Long-Term Incentive Compensation:
Performance Units	—	635,787	—	—	1,274,541	1,274,541	1,274,541
Restricted Stock	—	—	—	—	282,686	282,686	282,686
Options	—	103,428	—	—	103,428	103,428	103,428
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	10,043	10,043	—	—
Death Benefit	—	—	—	—	—	—	1,766,000
Total	—	739,215	—	257,255	1,917,910	1,660,655	3,426,655

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	407,021	407,021	—	—
Long-Term Incentive Compensation:
Performance Units	—	505,835	—	—	1,039,093	1,039,093	1,039,093
Restricted Stock	—	—	—	—	230,462	230,462	230,462
Options	—	78,207	—	—	78,207	78,207	78,207
Benefits & Perquisites:
Retirement Plans	922,584	922,584	922,584	922,584	922,584	922,584	926,991
Health and Welfare Benefits	—	—	—	10,043	10,043	—	—
Death Benefit	—	—	—	—	—	—	1,542,000
Total	922,584	1,506,626	922,584	1,339,648	2,687,410	2,270,346	3,816,753

WEC Energy Group	P-68	2023 Proxy Statement

PAY RATIO DISCLOSURE

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. In line with this objective, the Company’s general pay practice for all management employees is to target the median pay for each individual’s position at comparably sized companies.

For 2022, the annual total compensation of Mr. Lauber, our principal executive officer serving in that position on December 31, 2022, of $8,149,461, as shown in the Summary Compensation Table above (“CEO Compensation”), was approximately 68 times the annual total compensation of the median employee of $119,284.

We identified the median employee as of December 31, 2022, using total wages and earnings paid during the rolling 12-month period ended December 31, 2022, as reflected in our internal payroll records (including, without limitation, base salary, wages plus overtime, and annual cash incentive payments, as applicable), for all individuals who were employed by us or any of our consolidated subsidiaries on December 31, 2022 (whether employed on a full-time, part-time, seasonal or temporary basis and including union and non-union employees). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation, which includes annual salary, bonus, change in pension value and 401(k) matching by the Company. We decided to use December 31, the last day of our fiscal year, for administrative convenience to align with other fiscal year-end calculations.

To provide further context to our pay practices, due to the complexity of the work associated with operating public utilities, our workforce tends to be more highly skilled than workforces at companies in other industries. Additionally, our employees often work for the Company for long periods of time; our average employee tenure is 14 years.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2022 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC Energy Group’s compensation program that could incentivize risk-taking by our employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent upon the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of the Company’s earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC Energy Group	P-69	2023 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

As described in more detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. As such, a substantial portion of pay will only be realized upon strong corporate performance. The Compensation Committee has not designed the compensation program to specifically align the Company’s performance measures with “compensation actually paid” (“CAP”) (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. For example, the Company utilizes several performance measures to align executive compensation with Company performance that are not presented in the Pay versus Performance table below.

The following tables and supplemental graphical and narrative information present information about CAP, as defined by Item 402(v) of Regulation S-K, and compares CAP to various performance measures, also in accordance with such rules. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of compensation-setting discussed in “Compensation Discussion and Analysis,” and not in replacement thereof.

Year	(1) Summary Compensation Table (SCT) Total for PEO ($)		(1,2) Compensation Actually Paid (CAP) to PEO ($)		(3) Average SCT total for non- PEO NEOs ($)	(2,3) Average Compensation Actually Paid to non-PEO NEOs ($)	Value of Initial Fixed $100 investment based on: ($)		Net Income ($) (in millions)	Company Selected Measure
	Lauber	Fletcher	Lauber	Fletcher			(4) WEC TSR	(5) Peer Group TSR		Earnings Per Share (diluted) ($)
2022	8,149,461	8,151,511	9,721,228	17,332,947	4,358,213	5,256,205	110.80	111.03	1,408.1	4.45
2021	—	18,481,871	—	14,249,651	4,911,241	4,273,523	111.34	110.07	1,300.3	4.11
2020	—	18,136,171	—	15,590,856	4,686,918	4,030,865	102.49	95.94	1,199.9	3.79

(1)	On February 1, 2022, Mr. Lauber succeeded Mr. Fletcher as CEO.

(2)	Represents the CAP to each of Messrs. Lauber and Fletcher, and the average CAP to the non-PEO NEOs as a group, each as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable fiscal years. To calculate the CAP to Messrs. Lauber and Fletcher, and the average CAP to our non-PEO NEOs, the following adjustments were made to the SCT total compensation for the applicable fiscal year:

SCT to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total		Additions to SCT Total					CAP ($)
		Change in Pension Value ($)	(a) Equity-based awards Grant Date Fair Value ($)	(b) Pension Benefit Service Costs ($)	(c)(i) Change in Value of Covered Fiscal Year Awards Unvested at Covered Fiscal Year-End ($)	(c)(ii) Change in Value of Prior Years’ Awards Unvested at Fiscal Year- End ($)	(c)(iii) Value of Awards Granted and Vested in Covered Fiscal Year ($)	(c)(iv) Change in Value of Prior Years’ Awards that Vested in Fiscal Year ($)
Lauber SCT to CAP Reconciliation
2022	8,149,461	101,995	3,677,045	47,302	4,020,237	242,593	—	1,040,675	9,721,228
2021	—	—	—	—	—	—	—	—	—
2020	—	—	—	—	—	—	—	—	—
Fletcher SCT to CAP Reconciliation
2022	8,151,511	1,979,992	4,288,062	12,250,001	—	—	1,481,678	1,717,811	17,332,947
2021	18,481,871	11,056,456	3,241,666	8,455,950	3,723,169	(1,556,840)	—	(556,377)	14,249,651
2020	18,136,171	11,037,728	3,109,135	7,556,108	3,386,570	633,130	—	25,740	15,590,856
Average Non-PEO NEOs SCT to CAP Reconciliation
2022	4,358,213	26,676	1,792,062	20,685	1,917,304	166,101	—	612,640	5,256,205
2021	4,911,241	131,911	2,041,373	10,922	2,317,488	(630,017)	—	(162,827)	4,273,523
2020	4,686,918	737,721	2,018,131	20,354	1,387,432	293,022	412,305	(13,314)	4,030,865

(a)	Represents the grant date fair value of equity awards as reflected in the “Stock Awards” and “Option Awards” columns of the SCT.

(b)	Represents the actuarially determined value of the pension benefit accrual for services rendered by each NEO during the applicable year. There were no costs of benefits granted pursuant to a plan amendment during any covered fiscal year that were attributed by the plan’s benefit formula to services rendered in periods prior to the plan amendment.

(c)	Represents (i) the covered fiscal year-end value of any equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of such year; (ii) the amount of the change as of the covered fiscal year-end (from the end of the prior fiscal year) in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year; (iii) the fair value as of the vesting date of awards granted in a covered fiscal year that vested in the same covered fiscal year due to the retirement of a NEO; and (iv) the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value for awards granted in prior years that vested during the covered fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

WEC Energy Group	P-70	2023 Proxy Statement

(3)	The non-PEO NEOs for each of the years shown were as follows:

•	2022: Messrs. Klappa and Garvin, and Mmes. Liu and Kelsey

•	2021: Messrs. Klappa and Lauber, and Mmes. Liu and Kelsey

•	2020: Messrs. Lauber, Klappa, Garvin, and Kuester, and Mmes. Liu, and Kelsey

(4)	Assumes an investment of $100 at the beginning of the measurement period and reinvestment of all dividends. The “measurement period” for each covered fiscal year is the period from December 31, 2019 through the end of such covered fiscal year.

(5)	Represents the Total Shareholder Return (“TSR”) of the Custom Peer Index Group, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The Compensation Committee determined that PG&E was no longer an appropriate peer comparison and approved its removal from, and the addition of Dominion Energy, Inc. to, the 2022 Custom Peer Index Group. Prior to these changes, the Custom Peer Index Group TSR would have been $115.80 for 2022. For information about the Custom Peer Index Group, including the changes made, see “Performance Graph” in the Company’s 2022 Annual Report.

Most Important Performance Measures

The following represents the most important financial performance measures used by WEC Energy Group to link compensation actually paid to each NEO for the most recently completed fiscal year to company performance:

Earnings Per Share	Net Income	Cash Flow	Return on Equity

Achievement of the Company’s goals with respect to the financial measures highlighted above should drive strong TSR performance for the Company relative to its peers, which is an important component of our compensation program as more fully described in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

Supplemental Graphs

The following graphs and descriptions are provided in accordance with Item 402(v) of Regulation S-K to show the relationships between the compensation actually paid for each of the PEOs, as well as the other NEOs as a group, to 1) the cumulative TSR of the Company as it relates to the TSR of the Custom Peer Index Group, 2) net income, and 3) earnings per share, which is also the Company-selected performance measure.

In 2022, Mr. Fletcher was succeeded by Mr. Lauber as CEO. Mr. Fletcher’s “compensation actually paid” includes the accelerated vesting of all unvested long-term incentive awards upon his retirement.

CAP v. TSR

As demonstrated in the following graph, the amount of compensation paid to the PEOs and the average compensation paid to the other NEOs was aligned with the Company’s TSR performance. A substantial portion of the compensation awarded to each of the NEOs is long-term incentive compensation. For most of the NEOs, performance unit awards comprise 65% of the long-term incentive compensation granted each year, with vesting primarily based upon the Company’s TSR performance against its peer group. As discussed further in “Compensation Discussion and Analysis,” the performance units granted in 2020, which vested at the end of the three-year performance period ended December 31, 2022, provided a payout that was less than target. See the Five-Year Cumulative Return and Total Stockholder Returns graphs in “Compensation Discussion and Analysis – Executive Summary” for information on the Company’s TSR performance over the 5- and 10-year periods ended December 31, 2022, which exceeded the performance of its peer group.

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CAP v. Net Income and Earnings Per Share (Company-Selected Measure)

As demonstrated by the following graphs, during the cumulative three-year period ended December 31, 2022, the compensation paid to the PEOs and the average compensation paid to the other NEOs was aligned with the Company’s net income and EPS performance. Pursuant to the terms of the Company’s short-term performance plan, almost 75% of the payout was based upon the Company’s performance against EPS goals, of which net income is a key component. Almost 25% was based upon the Company’s performance against cash flow goals. As discussed further in “Compensation Discussion and Analysis,” for 2022, the target level payout under the Company’s short-term performance plan with respect to EPS was set at the high end of the Company’s long-term EPS growth goal, and the maximum payout was set above the long-term EPS growth goal. The Company’s strong performance against the EPS and cash flow goals in 2022 resulted in maximum level payouts for each measure.

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WEC Energy Group Common Stock Ownership

Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director, director nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2023. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 31, 2023. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned (1)
	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
Ave M. Bie	1,602		—	1,602
Curt S. Culver	3,385		—	3,385
Danny L. Cunningham	6,257		—	6,257
William M. Farrow III	5,752		—	5,752
J. Kevin Fletcher	23,450		250,683	274,133
Cristina A. Garcia-Thomas	3,711		—	3,711
Robert M. Garvin	11,956		59,292	71,248
Maria C. Green	1,688		—	1,688
Margaret C. Kelsey	12,922		59,004	71,926
Gale E. Klappa	258,701		281,404	540,105
Thomas K. Lane	11,036		—	11,036
Scott J. Lauber	36,332		118,815	155,147
Xia Liu	15,393		—	15,393
Ulice Payne, Jr.	22,988		—	22,988
Mary Ellen Stanek	4,203		—	4,203
Glen E. Tellock	4,216		—	4,216
All directors and executive officers as a group (22 persons) (5)	442,417	(6)	635,430	1,077,847	(7)

(1)	Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
(2)	Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s deferred compensation plans as indicated: Director Culver (121,874), Director Cunningham (11,133), Director Farrow (4,907), Director Garcia-Thomas (2,918), Director Green (4,907), Mr. Garvin (6,863), Ms. Kelsey (9,101), Director Lane (6,021), Director Lauber (1,372), Ms. Liu (12,201), Director Payne (2,370), Director Stanek (38,680), and all directors and executive officers as a group (233,879). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.
(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Director Culver (176), Chairman Klappa (228,957), Director Stanek (2,601), Director Tellock (2,614), and all directors and executive officers as a group (237,678). In addition, Director Lane disclaims beneficial ownership of (i) 7,715 shares held by a limited liability company, which is owned by two trusts for the benefit of Director Lane’s immediate family members and (ii) 45 shares held by three family trusts for the benefit of Director Lane’s immediate family members.
(4)	The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Director Bie (1,602), Director Culver (1,602), Director Cunningham (1,602), Director Farrow (1,602), Director Garcia-Thomas (1,602), Mr. Garvin (2,605), Director Green (1,602), Ms. Kelsey (3,019), Chairman Klappa (25,751), Director Lane (1,602), Mr. Lauber (11,820), Ms. Liu (8,013), Director Payne (1,602), Director Stanek (1,602), and Director Tellock (1,602), and all directors and executive officers as a group (74,948).
(5)	Includes director, director nominees and current executive officers.
(6)	None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.
(7)	Represents approximately 0.34% of total WEC Energy Group common stock outstanding on January 31, 2023.

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Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2022. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2022, if any.

Name and Address (1)	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	575,392	40,636,734	1,440,388	42,077,122	13.34%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	28,268,268	—	29,967,088	—	29,967,088	9.50%
State Street Corporation 1 Lincoln Street Boston, MA 02111	—	15,185,826	—	18,924,556	18,930,010	6.00%

(1)	Filed on behalf of itself and certain of its subsidiaries.

Annual Meeting Attendance and Voting Information

BUSINESS OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Proposal 1: Election of Twelve Directors for Terms Expiring in 2024. The Board recommends a vote FOR each of the nominees. The twelve individuals will be elected as directors if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.

Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2023. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.

Proposal 3: Advisory Vote to Establish the Frequency of “Say-On-Pay” Vote. The Board recommends a vote FOR the frequency of EVERY YEAR for future non-binding “say-on-pay” advisory votes. The frequency receiving the greatest number of votes — every year, every two years, or every three years — will be considered the frequency approved by stockholders. Because your vote is advisory, it will not be binding on the Board or the Company. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of “say-on-pay” advisory votes on executive compensation.

Proposal 4: Advisory Vote to Approve Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future compensation decisions.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the 2023 Annual Meeting of Stockholders (the “Meeting”), the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION

Who can vote?

Stockholders of record as of the close of business on February 23, 2023 (the “Record Date”) can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented.

A list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at 231 W. Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. Please call us at 800-881-5882 to arrange to inspect the list. The list will also be available on the virtual meeting website during the Meeting for individuals logged into the Meeting as stockholders.

What is the difference between being a registered stockholder and a beneficial owner?

Registered Stockholder: If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. There are several ways for you to vote your shares or submit your proxy, as detailed below under “How do I vote?”.

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Beneficial Owner: If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares, and those shares are considered to be held in “street name.” Your brokerage, bank or other nominee is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker or bank on how to vote the shares held in your account as explained below under “How do I vote?”. Your broker, bank or other nominee is permitted to vote your shares in the ratification of the independent auditors even if it does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 3 and 4, your broker, bank or other nominee will not be permitted to vote your shares unless you submit your voting instruction form to your broker, bank or other nominee. Alternatively, you may vote during the Meeting only if you registered in advance with Computershare to attend the Meeting, as described below under the heading “How do I register in advance to participate in the Meeting?”.

How do I vote?

Registered Stockholder: If you are a registered stockholder, there are several ways for you to vote your shares or submit your proxy:

By Internet before the Meeting. The Company encourages you to vote this way. Please visit www.envisionreports.com/WEC and follow the instructions on the secure site.

By Internet during the Meeting. You may vote your shares online during the Meeting by following the instructions provided on the meeting website: www.meetnow.global/MPNLAWV. Even if you plan to attend the virtual Meeting, we recommend that you vote by Internet, phone or mail before the Meeting.

By phone. In the U.S. or Canada you can vote your shares toll-free by calling 1-800-652-8683.

By mail. You can vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.

Beneficial Owner: Follow the voting instructions you receive from your broker, bank or other nominee. If you would like to be able to vote during the Meeting, you must register with Computershare in advance. See the heading titled “How do I register in advance to participate in the Meeting?” for more information.

Special Instructions for Shares Held in the Company’s Stock Plus Plan and ESOP Fund. If you are a participant in WEC Energy Group’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Energy Group Common Stock ESOP Fund in any of WEC Energy Group’s 401(k) plans, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the WEC Energy Group Common Stock ESOP Fund in each respective 401(k) plan, for which voting instructions have been received, are voted.

Can I change my vote?

Registered Stockholder: You may change your vote or revoke your proxy by any of the following methods:

•	Entering a new vote by Internet or phone before the polls close;

•	Returning a later-dated proxy card that is received prior to the Meeting;

•	Entering a new vote online during the Meeting before the polls close; or

•	Notifying WEC Energy Group’s Corporate Secretary by written revocation letter that is received prior to the Meeting. Any revocation should be filed with the Corporate Secretary, Margaret C. Kelsey, at WEC Energy Group’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201.

Beneficial Owner: You may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions during the Meeting if you registered in advance with Computershare to participate in the Meeting. See the sub-heading titled ”How do I register in advance to participate in the Meeting?” under “Annual Meeting Attendance” for more information.

What does it mean if I get more than one Notice Regarding the Availability of Proxy Materials (the “Notice”), proxy card, or voting instruction form?

It means your shares are held in more than one stock account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

What constitutes a quorum?

As of the Record Date, there were 315,434,531 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented virtually or by proxy. This is known as a “quorum.” Abstentions and broker non-votes are counted as “present” for the purpose of determining the presence of a quorum. Shares voted by a broker, bank, or other nominee who has discretionary voting power and exercises such discretion to vote your shares on a proposal where you did not provide voting instructions are known as “broker non-votes.”

Who conducts the proxy solicitation?

The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or our subsidiaries may solicit proxies by phone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $23,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.

WEC Energy Group	P-75	2023 Proxy Statement

Who will count the votes?

A representative of Computershare will tabulate the votes and act as the inspector of election.

Where can I find the voting results from the Meeting?

The Meeting voting results will be published in a Form 8-K that will be filed within four business days of the Meeting. SEC filings are available under the “Investors” section on the Company’s website at www.wecenergygroup.com.

ACCESS TO PROXY MATERIALS

Why did I receive a separate Notice instead of printed proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a separate Notice to stockholders on or about March 23, 2023, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares. However, the Notice includes instructions on how to access our proxy materials online and vote your shares.

If you are a registered stockholder, you may request a printed set of proxy materials by (1) logging on to www.envisionreports.com/WEC and following the applicable instructions, (2) calling 866-641-4276, or (3) sending an email requesting a paper copy of current meeting materials to investorvote@computershare.com with “Proxy Materials WEC Energy Group” in the subject line and include your full name and address plus the number located in the shaded bar on the Notice.

If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to access our proxy materials and vote.

What practices may stockholders follow that are friendly to the environment and help reduce printing and postage costs?

Stockholders may wish to participate in the following:

•	View the following documents online at www.envisionreports.com/WEC

•	Notice of Annual Meeting

•	Proxy Statement

•	2022 Annual Report

•	Form of Proxy

•	Vote your proxy by phone or Internet. Page P-4

•	Choose to receive future proxy materials and annual reports electronically instead of receiving paper copies. If you are a registered stockholder and received a paper copy of our proxy materials or a paper notice this year, you may elect to receive access to future copies of these documents and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically by (1) following the instructions when voting by Internet or by phone, or (2) registering for our eDelivery paperless communication program. If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to elect to receive online access to our future proxy materials and annual reports.

•	Choose our eDelivery paperless communication program for all your stockholder needs. Electronic distribution gives stockholders faster delivery of account documents and saves the Company and our stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.

•	Sign up for Householding. “Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address. If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, PO Box 43078, Providence, RI 02940-3078. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact Computershare using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL MEETING ATTENDANCE

What is the date, time and place of the Meeting?

The Meeting will be held at 1:30 p.m. Central time on Thursday, May 4, 2023. The Meeting will be a virtual-only meeting via live webcast at www.meetnow.global/MPNLAWV. No physical meeting will be held. Consistent with our prior virtual meetings, we will offer stockholder rights and participation opportunities during the Meeting that are similar to our past in-person annual meetings. As discussed below, stockholders who are registered for the Meeting may attend the Meeting, vote, submit questions and examine the stockholders list.

How can I participate in the Meeting?

The Meeting will take place online at www.meetnow.global/MPNLAWV. In order to be admitted to participate in the Meeting, including to vote, submit a question, or examine the stockholders list, you must be registered for the Meeting. Registered stockholders (as described under the sub-heading “What is the difference between being a registered stockholder and a beneficial owner?” under “Voting

WEC Energy Group	P-76	2023 Proxy Statement

Information” above) will be automatically registered to participate in the Meeting. You will need to enter the 15-digit control number located in the shaded bar on the Notice, proxy card or email notification that you received in order to enter the Meeting. If you are a beneficial owner and registered in advance to participate in the Meeting, you will need to enter the control number that you received from Computershare in order to be admitted to participate in the Meeting. If you have questions about your control number, please contact Computershare at 800-558-9663.

If you have misplaced your control number on the Meeting date, are a beneficial owner who did not register in advance, or are not a stockholder, you may access the Meeting by going to www.meetnow.global/MPNLAWV and entering as a guest, but you will not be able to vote, ask questions, or inspect the stockholders list.

We encourage you to log in 15 minutes early to ensure ample time for the check-in process. Access to the online meeting will begin at 1:15 p.m. Central time. A replay of the Meeting will be made available under the “Investors” section on WEC Energy Group’s website at www.wecenergygroup.com/invest/annualmtg.htm following the Meeting and will remain available until WEC Energy Group’s 2024 Annual Meeting of Stockholders. Recording of the Meeting by camera, sound, or video recording devices is strictly prohibited.

How do I register in advance to participate in the Meeting?

If you are a registered stockholder, you do not need to register in advance to participate in the Meeting. However, please have your control number available on the Meeting date, which can be found on the Notice, proxy card or email notification that you received.

If you are a beneficial owner you must register and obtain a control number in advance to participate in the Meeting, including to vote, submit a question, or examine the stockholders list. First, follow the instructions provided to you by your broker, bank or other nominee for obtaining a legal proxy, or contact them to request a legal proxy form. Once you have received a legal proxy from that entity, you must submit proof of the legal proxy to Computershare. The request must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m. Eastern time on May 2, 2023 at the email address or physical address below. Upon receipt of your registration materials, Computershare will provide you with a confirmation of your registration and a control number.

• By mail: send your legal proxy to Computershare at the following address: • By email: send an email with your legal proxy to legalproxy@computershare.com, labeled as “Legal Proxy.”	Computershare WEC Energy Group Legal Proxy PO Box 43001 Providence, RI 02940-3001

What if I have trouble accessing the Meeting?

The virtual meeting website is fully supported across most browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Meeting. We encourage you to access the Meeting prior to the start time. A link on the main virtual meeting website will provide further assistance should you need it or you may call 888-724-2416.

Can I ask questions during the Meeting?

If you are registered to participate in the Meeting and enter a control number, you will be able to submit questions live during the Meeting on the virtual meeting site. We look forward to answering your questions during the Meeting. In the unlikely event there are any questions that cannot be addressed due to time constraints, we will post answers to such questions on our company website, where you will also be able to access a complete audio replay of the Meeting. All questions must comply with the rules of conduct, which will be posted on the virtual meeting website. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow more time for other questions. Questions that are repetitious, not relevant to the business of the Company, or otherwise out of order or not suitable for Meeting conduct will not be addressed. If you have a matter of individual concern, please feel free to call Stockholder Services at 800-881-5882.

Who do I contact if I have questions about the Meeting?

If you need more information about the Meeting, call us at 800-881-5882, or write to Stockholder Services, PO Box 1331, Milwaukee, Wisconsin 53201.

STOCKHOLDER NOMINEES AND PROPOSALS

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2024 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2023 via the Corporate Secretary, Margaret C. Kelsey. Stockholders may also propose director candidates for consideration and recommendation by the Board by following the guidelines outlined in the Company’s bylaws and summarized below.

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2024 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 24, 2023.

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares of common stock for at least three years and has complied with the other requirements set forth in the Company’s bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2024 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than October 25, 2023 and no later than November 24, 2023.

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Stockholders who intend to present a proposal or director nominee at the 2024 Annual Meeting of Stockholders without inclusion of such proposal or nominee in the Company’s proxy statement, are required to provide notice of such proposal or nomination, containing the information and representations required by the Company’s bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2024 Annual Meeting of Stockholders. The 2024 Annual Meeting of Stockholders is tentatively scheduled for Thursday, May 2, 2024. Therefore, any such notice is due not earlier than January 23, 2024, and not later than February 22, 2024.

In addition to satisfying the foregoing requirements under the Company’s bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the provisions of Rule 14a-19 under the Exchange Act and provide reasonable evidence of compliance to the Company no later than 5 p.m. central time on the 7th business day prior to the 2024 Annual Meeting of Stockholders.

Correspondence regarding the above should be directed to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201.

Availability of Form 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2022 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investors” section of the Company’s Website at wecenergygroup.com.

WEC Energy Group	P-78	2023 Proxy Statement

WEC Energy Group Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/WEC or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WEC 2023 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. 1. Election of 12 Directors, each for a 1-year term expiring in 2024. For Against Abstain For Against Abstain For Against Abstain 01 - Ave M. Bie 02 - Curt S. Culver 03 - Danny L. Cunningham 04 - William M. Farrow III 05 - Cristina A. Garcia-Thomas 06 - Maria C. Green 07 - Gale E. Klappa 08 - Thomas K. Lane 09 - Scott J. Lauber 10 - Ulice Payne, Jr. 11 - Mary Ellen Stanek 12 - Glen E. Tellock 2. Ratification of Deloitte & Touche LLP as independent auditors for 2023. For Against Abstain 3. Advisory vote to establish the frequency of “say-on- pay” vote. 1 Year 2 Years 3 Years Abstain 4. Advisory vote to approve executive compensation of the named executive officers. B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give the full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1 P C F 03RBSD

The WEC Energy Group, Inc. 2023 Annual Meeting of Stockholders will be held on Thursday, May 4, 2023 via Live Webcast at 1:30 PM, Central time, virtually via the Internet at www.meetnow.global/MPNLAWV To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/WEC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WEC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. WEC Energy Group, Inc. Notice of 2023 Annual Meeting of Stockholders - May 4, 2023 This Proxy is Solicited on Behalf of the Board of Directors Margaret C. Kelsey and Xia Liu, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WEC Energy Group, Inc. to be held on May 4, 2023, or at any postponement or adjournment thereof. All prior proxies are hereby revoked. Your shares of stock will be voted as you specify on the reverse side of the card. If no choice is specified, your Proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.